EXHIBIT 10.1

Execution Copy

THIS SHARE PURCHASE AGREEMENT made this 18th day of April, 2018 (the “Effective Date”).

B E T W E E N:

KEYSTONE LABS INC., a corporation existing under the laws of the Province of Alberta

(hereinafter called the “Corporation”)

OF THE FIRST PART

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JODI MCDONALD, an individual resident in the City of Edmonton, in the Province of Alberta

(hereinafter called “Jodi”)

OF THE SECOND PART

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DARREN MCDONALD, an individual resident in the City of Edmonton, in the Province of Alberta

(hereinafter called “Darren” and, together, with Jodi, the “Vendors”)

OF THE THIRD PART

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EVIO CANADA INC., a corporation existing under the laws of the Federal laws of Canada

(hereinafter called the “Purchaser”)

OF THE FOURTH PART

WHEREAS prior to the Pre-Closing Reorganization (as hereinafter defined), Jodi owns 100 class A common voting shares in the capital of the Corporation (the “Class A Shares”), Darren owns 100 class B common non-voting shares in the capital of the Corporation (the “Class B Shares”), and Clare Rhyasen owns 2,500 Class D preferred non-voting shares in the capital of the Corporation (the “Class D Shares”), which together constitute 100% of the issued and outstanding shares in the capital of the Corporation, as more particularly set out in Exhibit “A” attached hereto;

AND WHEREAS following completion of the Pre-Closing Reorganization, Jodi owns 100 Class A Shares and Darren owns 100 Class B Shares (collectively, the “Corporation Shares”), which together constitute 100% of the issued and outstanding shares in the capital of the Corporation, as more particularly set out in Exhibit “A” attached hereto;

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AND WHEREAS Jodi wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Jodi, 45 Class A Shares, and Darren wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Darren, 45 Class B Shares, in accordance with the terms of this Agreement (the “Sale Transaction”);

AND WHEREAS after giving effect to the Sale Transaction, the Pre-Closing Reorganization and the Purchaser Subscription (as hereinafter defined), the Purchaser will own 50% of the issued and outstanding shares in the capital of the Corporation and the Vendors will collectively own 50% of the issued and outstanding shares in the capital of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, and other good and valuable consideration, receipt whereof is by them acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 INTERPRETATION

1.01 As used in this Agreement or any amendment or supplement hereof, the following words and phrases have the following meanings, respectively:

“Accounts Receivable” means all accounts receivable, notes receivable and other debts due or accruing due to the Corporation;

“Affiliate” has the meaning ascribed to that term in the Business Corporations Act (Alberta), as amended;

“Agreement” means this Share Purchase Agreement among the parties hereto as the same may be amended from time to time in accordance with the terms hereof;

“Ancillary Agreements” means, collectively, all agreements, certificates and other instruments delivered or given pursuant to or in connection with this Agreement and “Ancillary Agreement” has the corresponding meaning;

“ASPE” means accounting standards for private enterprises from time to time approved by the Chartered Professional Accountants of Canada, or any successor organization, applicable as of the date on which such calculation is made or required to be made in accordance with such standards;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgement, writ, injunction, award, determination, direction, decree, variance, permission, to or from, or filings, notices, or recordings to or with or by rule or regulation of any Governmental Authority having jurisdiction over such Person;

“Benefit Plans” means all employee benefit plans relating to the employees of the Corporation, including profit sharing, deferred compensation, stock option, employee stock purchase, bonus, retirement, health or insurance plans (oral or written) which are disclosed as benefit plans on the Disclosure Schedule;

“Business” means the business carried on by the Corporation as at the Effective Date, consisting of analytical and microbiological testing services for pharmaceutical, biotechnology, medical device, nutraceutical, medical cannabis and related industries, but excludes production, processing and packaging services;

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“Business Day” means any day other than a Saturday, Sunday or any other day on which the banking institutions located in Toronto, Ontario or Edmonton, Alberta are authorized or obliged by Law to close;

“Claim” means, in respect of any Person, any claim of any nature whatsoever against such Person, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgement, award, assessment or reassessment;

“Clare Loan” means the loan in the amount of $174,000 owing by the Corporation to Clare Rhyasen;

“Clare Loan Note” means the promissory note bearing interest at a rate of 8% per annum to be issued by the Corporation to Clare Rhyasen on the Closing Date in respect of the Clare Loan, which promissory note will provide for the repayment of the Clare Loan in five annual lump sum installments of $34,800;

“Closing Date” means May 1, 2018 or such other date that the parties may mutually agree to in writing;

“Consents” means the consents of contracting parties to any Contract to the transactions contemplated in this Agreement and the Ancillary Agreements (as required pursuant to the terms of such Contract or in connection with the Pre-Closing Reorganization), and “Consent” means any one of such Consents;

“Contracts” (individually, a “Contract”) means all written or oral outstanding contracts and agreements (including quotations, orders and rebates), work in progress, leases, third-party licences, insurance policies, deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which an entity is a party or by which an entity is bound or under which an entity has, or will have, any rights or obligations;

“Corporation Financial Statements” means the financial statements of the Corporation for the year ended July 31, 2017 together with the nine-month interim period ended March 31, 2018, prepared in accordance with ASPE as attached hereto in Schedule 1.01(a);

“Credit Agreement” means a credit agreement to be entered into among EVIO and the Company providing for the borrowing by the Company from EVIO, from time to time, of up to $1,000,000, substantially in the form attached as Exhibit “F” to the Corporation;

“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule “A” providing full disclosure of all matters required to be disclosed by the Vendors to the Purchaser under this Agreement with respect to each of the Vendors, the Corporation and the Business;

“Doubtful Account” means an account that, based upon the ordinary course of the Business consistent with past practices, is unlikely to be collectible;

“Employees” means all persons employed by the Corporation as set forth in Schedule 4.29 attached hereto; “Employee” has a corresponding meaning;

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

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“Environmental Laws” means means all Laws, and any policies or guidelines of any Governmental Authorities, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of Hazardous Substances, or occupational health and safety;

“EVIO” means EVIO, Inc., a corporation incorporated under the laws of the State of Colorado;

“Governmental Authorities” or “Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or subdivision thereof;

“Hazardous Substances” means any substance or material which is flammable, toxic, hazardous, or corrosive, or which might be detrimental to human, animal or plant life or to the Environment, including any pollutant, contaminant, toxic or hazardous waste, or any other substance the manufacture, use, storage, removal, transfer, handling or ownership of which is regulated by Environmental Laws;

“Interim Period” means the period from and including the date hereof to and including the Closing Date; “Jodi Loan” means the shareholder loan in the amount of $35,000 owing by the Corporation to Jodi;

“Laws” means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Authorities;

“Leased Real Properties” means any immovable property, lands, buildings and premises used in connection with the Business which are leased, subleased or with respect to which a right to use or occupy has been granted to the Corporation, a complete list of which is attached as Schedule 4.26;

“Leases” means the current lease for each of the Leased Real Properties;

“Letter of Intent” means the non-binding letter of intent between EVIO and the Corporation dated February 20, 2018 setting forth the principal terms of the transactions contemplated by this Agreement;

“Liens” means liens, charges, mortgages, pledges, security interests, Claims, defects of title, restrictions and any other rights of third parties relating to any property, including rights of set-off, and other encumbrances of any kind and “Lien” means any of the foregoing;

“Material Contract” means:

(i)	any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Corporation in excess of $50,000;

(ii)	any sales, distribution or other similar agreement providing for the sale by the Corporation of materials, supplies, goods, services, equipment or other assets providing for annual payments by or to the Corporation in excess of $50,000;

(iii)	any Contract with respect to any capital expenditures in excess of $50,000 in the aggregate;

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(iv)	any agreement for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or leasing transaction of the type required to be capitalized in accordance with ASPE;

(v)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(vi)	any Contract relating to indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(vii)	any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of business;

(viii)	any Contract that could prevent the Corporation from disposing of any of its assets;

(ix)	any Contract that could restrict the Business as currently conducted by the Corporation on the date hereof;

(x)	any agreement the termination of which would materially adversely affect the Business;

(xi)	any agreement which involves any commitment to or by the Corporation that may reasonably extend beyond one year;

(xii)	other than pursuant to the customary services agreements of the Corporation, any agreement which involves any obligation or potential obligation of the Corporation to indemnify any Person;

(xiii)	any Contract with any Person with whom the Corporation does not deal at arm’s length within the meaning of the Tax Act; or

(xiv)	any other Contract or commitment not made in the ordinary course of business that is material to the Corporation;

“Note” means the promissory note in the principal amount of $250,000 to be issued by the Corporation pursuant to the Pre-Closing Reorganization;

“Permitted Liens” means (i) Liens for taxes, assessments or similar charges not yet due and payable; (ii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (iii) Liens that are not material in amount and that do not adversely affect the use of the property subject thereto; (iv) Liens that secure the payment of the purchase price of or repayment of indebtedness for property acquired in the ordinary course of business for which the sole recourse of the vendor or the lender is against such property; (v) Liens in favour of the Purchaser; and (vi) those Liens described in Schedule 1.01(b) attached hereto;

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

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“Pre-Closing Reorganization” means the reorganization of the share capital of the Corporation pursuant to which, immediately prior to the closing of the Sale Transaction, the Corporation shall repurchase the 2,500 Class D Shares held by Clare Rhyasen for cancellation in exchange for the Note, and Clare Rhyasen shall cease to be a shareholder of the Corporation and shall resign as a director of the Corporation;

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing Date;

“Purchased Shares” means 45 Class A Shares and 45 Class B Shares, together representing 45% of the issued and outstanding shares in the capital of the Corporation, as set out in Exhibit “A”;

“Purchaser’s Subscription” means the subscription by the Purchaser of 10 Class B Shares and 10 Class A Shares for an aggregate purchase price of $460,000;

“Purchaser Subscription Agreement” means a duly executed subscription agreement between the Purchaser and the Corporation in respect of the Purchaser’s Subscription, substantially in the form attached hereto as Exhibit “G”;

“Related Party” means, for the purposes of this Agreement, (i) the Vendors, (ii) any current or former officer, director, employee, associate or Affiliate of the Corporation; (iii) any Person not dealing with the Corporation at arm’s length; and (iv) any relative or any entity that is an associate or Affiliate of any of the foregoing;

“Related Party Debt” means all indebtedness and payment obligations of any kind (whether for money borrowed, guarantees, intercompany indebtedness, extension of credit or otherwise) of the Corporation owing to or for the benefit of any Related Party together with any related obligations including, without limitation, the Jodi Loan and any Liens;

“Shareholder Loans” mean, collectively the Jodi Loan and the Clare Loan;

“Tax” and “Taxes” means all Canadian and foreign federal, provincial, state, municipal, territorial or other taxes, imposts, levies, premiums, withholdings, assessments and government fees, charges or dues of any kind whatsoever, including, without limitation, all income, capital gains, sales, excise, use, property, capital, goods and services, harmonized sales, business transfer and value added taxes, and all customs and import duties, together with all interest, fines and penalties with respect thereto;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Returns” means all reports, elections, declarations, information slips, returns and other documents filed or required to be filed in respect of Taxes or in respect of or pursuant to any Canadian or foreign federal, provincial, state, municipal, territorial or other taxing statute;

“Vendors’ Subscription” means the subscription by the Vendors of an aggregate of 1,625,000 common shares in the capital of EVIO for an aggregate purchase price of $1,950,000; and

“Vendor’s Subscription Agreement” means a duly executed subscription agreement between each Vendor and EVIO in respect of the Vendors’ Subscription, substantially in the form attached hereto as Exhibit “H”.

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1.02 The Exhibits and Schedules to this Agreement are incorporated herein by this reference and are deemed to be a part hereof.

1.03 The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.04 Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

1.05 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and dollar amounts referred to in this Agreement shall be in Canadian funds.

1.06 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require.

1.07 This Agreement and the Ancillary Agreements and the terms hereof and thereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and shall supersede any all prior negotiations and understandings including, but not limited to, the Letter of Intent. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by all of the parties hereto and any amendments, alterations or qualifications hereof shall be null and void and shall not be binding upon any party which has not given its consent as aforesaid.

1.08 If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect; provided that the severed provision is not so material to impair the intent and purpose of this Agreement.

1.09 All accounting terms not specifically defined herein shall be construed in accordance with ASPE and all determinations of an accounting nature in respect of the Business required to be made herein shall be made in a manner consistent with ASPE and on a basis consistent with the Corporation Financial Statements.

1.10 For the purpose of this Agreement: (A) an individual will be deemed to have “knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting due investigation concerning the existence of such fact or other matter; and (B) a corporation will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director, officer or senior employee of such corporation has, or at any time had, actual or constructive knowledge of such fact or other matter.

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1.11 The following are the Schedules to this Agreement:

Schedule “A”	-	Disclosure Schedule
Schedule 1.01(a)	-	Corporation Financial Statements
Schedule 1.01(b)	-	Permitted Liens
Schedule 4.10	-	Consents
Schedule 4.14	-	Absence of Unusual Transactions
Schedule 4.15	-	Non-Arm’s Length Transactions
Schedule 4.21	-	Inventory
Schedule 4.24	-	Intellectual Property
Schedule 4.26		Leased Real Property
Schedule 4.27	-	Material Contracts
Schedule 4.29	-	Employee and Independent Contractor Matters
Schedule 4.32	-	Insurance
Schedule 4.36	-	Indebtedness
Schedule 4.37		Hazardous Substances

1.12 The following are Exhibits to this Agreement:

Exhibit A	-	Issued and Outstanding Shares of the Corporation and Allocation of Purchase Price
Exhibit B	-	Form of Release and Indemnity
Exhibit C	-	Form of Shareholders’ Agreement
Exhibit D	-	Form of Employment Agreement
Exhibit E	-	Form of Non-Competition Agreement
Exhibit F	-	Form of Credit Agreement
Exhibit G	-	Form of Purchaser Subscription Agreement
Exhibit H	-	Form of Vendor’s Subscription Agreement

ARTICLE 2 PURCHASE AND SALE

2.01 Subject to the terms and conditions hereof, the Vendors hereby agree to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendors the Purchased Shares.

ARTICLE 3 PURCHASE PRICE

3.01 The aggregate purchase price for the Purchased Shares shall be the amount of $2,035,000 as allocated in Exhibit “A” (the “Purchase Price”).

3.02 The Purchase Price shall be payable by or on behalf of the Purchaser by delivery to the Vendors (or as they may otherwise direct) by the Purchaser of one or more certified cheques, bank drafts or wire transfers in the aggregate amount of $2,035,000 (the “Closing Date Cash Payment”) as allocated between the Vendors as set out in Exhibit “A”;

3.03 On the Closing Date, against delivery by the Vendors of certificates evidencing the Purchased Shares duly endorsed for transfer and/or accompanied by instruments of transfer in the manner contemplated by this Agreement, and upon satisfaction of all other terms and conditions to be satisfied by the Vendors hereunder, the Purchaser shall make the payment set out in Section 3.01.

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Vendors, jointly and severally, represent and warrant to the Purchaser that all of the statements set out in this Article 4 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and the Ancillary Agreements to which it is a party and completing the transactions contemplated herein.

4.01 Organization and Authority. The execution and delivery of this Agreement by the Corporation and each Ancillary Agreement to which the Corporation is a party, the performance by the Corporation of its obligations hereunder and thereunder and the consummation by the Corporation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or other action on the part of the Corporation and no other corporate or other proceeding on the part of the Corporation is necessary to authorize this Agreement or the Ancillary Agreements to which the Corporation is a party or the performance by the Corporation of its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein. This Agreement and each of the Ancillary Agreements to which the Corporation is a party have been duly and validly executed and delivered by the Corporation, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which the Corporation is a party constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject only to any limitation under applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.02 No Conflict. The execution and delivery by the Corporation of this Agreement and each Ancillary Agreement to which it is a party and the performance by the Corporation of its obligations hereunder and thereunder and the completion of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not:

(i)	result in a violation of, default under or breach of, require any consent to be obtained under or give rise to any termination rights by a third party, payment obligation by the Corporation, or rights of a third party the exercise of which would result in breach or default under any provision of: (A) the Corporation’s certificate of incorporation, constating documents, by-laws or other charter documents, including any shareholders’ agreement or any other agreement or understanding with any Person; (B) any Laws; or (C) any Contract or other instruments to which the Corporation is a party or pursuant to which any of its assets or property may be affected;

(ii)	give rise to any right of termination or acceleration of indebtedness of the Corporation, or cause any third party indebtedness of the Corporation to come due before its stated maturity or cause any available credit to cease to be available;

(iii)	result in the breach of, or cause the termination or revocation of, any Authorization held by the Corporation necessary for the conduct of the Business conducted by the Corporation;

(iv)	result in the imposition of any Liens upon any of the assets of the Corporation or restrict, hinder, impair or limit the ability of the Corporation to carry on the Business as and where it is now being carried on or as and where it may be carried on in the future; or

(v)	result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Corporation, or increase any benefits otherwise payable under any Benefit Plan or result in the acceleration of time of payment or vesting of any such benefits.

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4.03 Restrictive Documents. As at the Effective Date, the Corporation is not subject to, or a party to, any charter or by-law restriction, Law, Claim, shareholders agreement, voting trust, contract, instrument, indenture, mortgage, lease, agreement, obligation, statute, regulation, order, judgment, decree, licence, or permit which would be violated, contravened, breached by, or under which default would occur, or any Lien or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance with the terms, conditions and provisions of this Agreement or the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated, or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares. As at the Effective Date, there are no shareholders agreements, voting trust agreements, share pledge agreements or any similar agreements in effect in respect of the Corporation.

4.04 Title to Securities. The Corporation Shares will, on the Closing Date, constitute, collectively, all of the outstanding securities of the Corporation and will be owned by the Vendors with good, valid and marketable title thereto, free and clear of all Liens.

4.05 Incorporation and Registration. The Corporation is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of the Corporation’s business nor the character of the property owned or leased by the Corporation requires it to be registered, licensed or otherwise qualified as extra-provincial or foreign corporations in any jurisdiction other than in the Province of Alberta where it is duly registered, licensed or otherwise qualified for such purpose.

4.06 Authorized and Issued Capital. The authorized capital of the Corporation consists of an unlimited number of special shares, an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of Class C common non-voting shares and an unlimited number of Class D Shares. The issued and outstanding capital of the Corporation will, as of the Closing Date, consist solely of those shares as set forth in subsection (B) of Exhibit “A” attached hereto. All of the Corporation Shares have been duly issued and are outstanding as fully paid and non-assessable shares in the capital of the Corporation, and the holders thereof are the sole registered and beneficial holders of the Corporation Shares in their respective share ownership as set forth in subsection (B) of Exhibit “A” attached hereto. Other than as contemplated herein, no Person has any right to require the Corporation to issue any shares in its share capital or any security convertible into or exercisable or exchangeable for shares in its share. Other than as contemplated in the shareholders agreement set forth in Exhibit “C” attached hereto, no Person has or will have any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right, privilege or entitlement (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for (i) the purchase from the holders of any Corporation Shares or the Corporation of any shares in its capital, or for the purchase, subscription, allotment or issuance of any unissued securities in the capital of the Corporation or (ii) the purchase or other acquisition from the Corporation of any of its undertaking, property or assets. Other than the Vendors, no Person has any right to participate in the proceeds from the sale of the Purchased Shares.

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4.07 Title to the Assets. The Corporation is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in assets, real and personal, with good and valid title, free and clear of all Liens, other than the Permitted Liens as set forth in Schedule 1.01(b). In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of the Corporation’s assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of such assets other than pursuant to the provisions of, or as disclosed in, this Agreement. The Corporation owns, leases or has the legal right to use all of its properties and assets, including the Material Contracts, used or currently intended to be used by the Corporation in the conduct of its Business, and such properties, assets and rights constitute all the properties, assets and rights as are necessary to conduct the Business as conducted, or currently intended to be conducted, by the Corporation. The Business is the only business operation carried on by the Corporation. The properties and assets of the Corporation have been maintained in accordance with good business practice are in good condition, repair and (where applicable) proper working order, having regard to their use and age, and such assets have been properly and regularly maintained. All of the assets of the Corporation are insured against loss or damage by all usual insurable hazards and risks for the full insurable value thereof and such insurance coverage will be continued in full force and effect to and including the Closing Date.

4.08 Subsidiaries. The Corporation does not own, or have any interest in, any securities of any other Person nor is the Corporation a party to any agreements of any nature to acquire any securities of any other Person or to acquire or lease any other business operations not forming part of the Business.

4.09 Regulatory Approvals. No Authorization is required on the part of the Corporation in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party or the performance of the Corporation’s obligations under this Agreement or any Ancillary Agreement to which it is a party and there is no requirement for the Corporation to make any filing with or give any notice to any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.10 Consents. Other than as set forth in Schedule 4.10, there is no requirement to obtain any Consent, approval or waiver of any party under any Contract to which the Corporation is a party to complete any of the transactions contemplated by this Agreement and the Ancillary Agreements or the Pre-Closing Reorganization including, without limitation, in respect of the change of control of the Corporation.

4.11 Financial Statements. The Corporation Financial Statements, a copy of which is attached hereto in Schedule 1.01(a):

(i)	have been prepared in accordance with ASPE on a basis consistent with those of previous fiscal years;

(ii)	present fully, fairly and correctly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation;

(iii)	are in accordance with the books and records of the Corporation;

(iv)	contain and reflect all necessary adjustments for a fair presentation of the results of operations and the financial condition for the periods covered thereby; and

(v)	in regards to the Contracts, commitments and otherwise of the Corporation, contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses.

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4.12 Absence of Undisclosed Liabilities. Other than the Note, since March 31, 2018, the Corporation has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except which have been incurred in the ordinary course of business consistent with past practice or which are not individually or in the aggregate materially adverse to the Business, or the results of operations, assets, financial condition or manner of conducting business.

4.13 Absence of Changes. Since March 31, 2018, there has not been:

(i)	any material change in the financial condition, operations or prospects of the Corporation other than changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to the Business, or the results of operations, assets, financial condition or manner of conducting business;

(ii)	any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) which materially and adversely affects the Business, or the results of operations, assets, financial condition or manner of conducting business; or

(iii)	any material change in the level of Inventories.

4.14 Absence of Unusual Transactions. Since March 31, 2018, and other than the transactions contemplated by the Pre-Closing Reorganization, the Corporation has not:

(i)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Corporation Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

(ii)	made any capital expenditure or any commitment to do so individually or in the aggregate in excess of $25,000, except those capital expenditures or commitments made in the ordinary course of business;

(iii)	other than the Note, incurred or assumed any obligation or liability (whether accrued, absolute, contingent or otherwise) or incurred any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary and usual course of business consistent with past practice none of which individually or in the aggregate have been materially adverse to the Business, or the results of operations, assets, financial condition or manner of conducting business;

(iv)	made any loan or advance, or assumed, guaranteed or otherwise become liable with respect to the liabilities or obligations of any Person;

(v)	discharged any secured or unsecured liability or obligation of any Person owed to the Corporation (whether accrued, absolute, contingent or otherwise);

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(vi)	paid any obligation or liability (whether accrued, absolute, contingent or otherwise) other than liabilities included in the Corporation Financial Statements and liabilities incurred since the date of the Corporation Financial Statements in the ordinary and usual course of business and set forth in Schedule 4.14(vi);

(vii)	suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation;

(viii)	granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of any Employee other than in the ordinary course of business or materially changed the terms of employment for any Employee;

(ix)	made any bonus or profit sharing distribution or similar payment of any kind or directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not directly or indirectly, purchased or otherwise acquired any of its shares;

(x)	increased the benefits to which Employees are entitled under any Benefit Plan or created any new Benefit Plan for any Employee;

(xi)	hired or dismissed any key Employees;

(xii)	suffered any shortage or any cessation or interruption of Inventory shipments, supplies or ordinary services;

(xiii)	cancelled or waived any Claims or rights other than in the ordinary course of business;

(xiv)	compromised or settled any litigation, proceeding or other governmental action relating to the Corporation, its assets or the Business;

(xv)	cancelled or reduced any of its insurance coverage;

(xvi)	made any change in any method of accounting practice;

(xvii)	written off any Account Receivable;

(xviii)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

(xix)	authorized, agreed or otherwise become committed to do any of the foregoing.

4.15 Non-Arm’s Length Transactions. Other than the Note and the Shareholders Loans, the Corporation does not have any Related Party Debt or any liability, obligation or commitment, actual or contingent, in respect of any Related Party Debt to be repaid, forgiven or otherwise extinguished.

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4.16 Accounts Receivable. All Accounts Receivable are bona fide and good and, subject to any allowance for Doubtful Accounts that have been reflected in the books and records and determined in accordance with ASPE, collectible without set-off or counterclaim. All Accounts Receivable that have been collected since July 31, 2017 have been collected in the ordinary course of business consistent with past practice.

4.17 Tax Matters.

(a) The Corporation is not a non-resident of Canada for the purposes of the Tax Act.

(b) The Corporation has charged, collected and remitted on a timely basis all Taxes as required under Law on any sale, supply or delivery whatsoever, made by it. The Corporation has not received a refund to which it is not entitled.

(c) All input tax credits or refunds claimed by the Corporation pursuant to the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, have been proper, correctly calculated and documented as required by Law.

(d) The Corporation has paid all Taxes which are due and payable within the time required by Law, and has paid all assessments and reassessments it has received in respect of Taxes. Adequate provision has been made in the Corporation Financial Statements for all Taxes for the periods covered by such Corporation Financial Statements. Since the date of such Corporation Financial Statements, the Corporation has no liability for Taxes other than those arising in the ordinary course of business. The Corporation has withheld and collected all amounts required by Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any Law.

(e) The Corporation has filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by Law, all Tax Returns which are required to be filed by or with respect to it. The information contained in such Tax Returns is correct and complete and such Tax Returns reflect accurately all liability for Taxes of the Corporation for the periods covered thereby.

(f) There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, by or any payment of Taxes, by the Corporation.

(g) There are no written claims, actions suits, audits, proceedings, investigations or other actions pending or threatened against the Corporation in respect of Taxes, and, to the knowledge the Vendors, there is no reason to expect that any such claim, action, suit, audit, proceeding, investigation or other action may be asserted against the Corporation by any Governmental Authority. The Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and the Corporation has not received any written indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date.

(h) No claim has ever been made by a Governmental Authority in respect of Taxes in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to Tax by that jurisdiction.

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(i) The Corporation is not bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or similar agreement relating to Taxes with any Governmental Authority).

(j) There are no circumstances which could result in the application to the Corporation of sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(k) The Corporation has not acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Corporation becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(l) The Corporation has not acquired property or services from, or disposed of property or services to, a person with which it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services. The Corporation has complied with all applicable transfer pricing provisions under Law including any requirements to have obtained contemporaneous documentation.

(m) The Corporation has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital.

(n) The Corporation has not made or filed any election under section 83 or section 85 of the Tax Act or any equivalent provincial provision. The Corporation shall not file any such election before the Closing Date.

(o) The Corporation is a Canadian-controlled private corporation (as defined in the Tax Act) and has been one since its formation.

(p) The Corporation is properly registered and licensed for the purposes of paying, collecting or remitting all applicable Taxes under the appropriate tax legislation relating to its Business.

4.18 No Joint Venture Interests, etc. The Corporation is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and the Corporation does not have any other investment interest in any business owned or controlled by any third party.

4.19 Absence of Guarantees. The Corporation has not given or agreed to give, nor is it party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations, of any Person, or any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other obligations.

4.20 Location of the Assets. All of the assets of the Corporation are located at the Leased Real Properties.

4.21 Inventory. All Inventory is unexpired and in good and merchantable condition. Schedule 4.21 sets forth a list of all Inventory.

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4.22 Legal Matters.

(a) Litigation. There is no court, administrative, regulatory or similar proceeding; arbitration or other dispute settlement procedure; investigation or inquiry by any Governmental Authority; or any similar matter or proceeding (collectively, the “Proceedings”) against or involving the Corporation (whether in progress or, to the knowledge of the Vendors, threatened). No event has occurred which might give rise to any Proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation. No complaint, grievance, Claim or investigation has been filed, made or commenced against the Corporation. The Corporation is not the plaintiff or complainant in any Proceeding. There are no Proceedings pending or, to the knowledge of the Vendors, threatened against or affecting or involving the Vendors that may prohibit, restrict or delay the completion by either of the Vendors of the transactions contemplated by this Agreement. There is no settlement agreement, judgment, injunction, order or decree binding upon the Corporation which has or would have the effect of prohibiting or materially impairing any current business practice of the Corporation, any acquisition of property by the Corporation or the overall conduct of the Business as currently conducted by the Corporation. The Corporation has not entered into any agreement under which the Corporation is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any market or market segment.

(b) Compliance with Laws. There is no outstanding or, to the best of the knowledge of the Vendors, threatened, order, writ, injunction, or decree of any court, Governmental Authority, or arbitration tribunal against the Corporation affecting, involving, or relating to the Business or the properties and assets of the Corporation. The Corporation is not in violation of any applicable Law affecting, involving, or relating to the Business or its properties and assets except where non-compliance has no material adverse effect upon the financial condition, operation, or prospects of the Business and the Corporation has not received any notices of any allegation of any such violation.

(c) Adequacy of Authorizations. To its knowledge the Corporation owns, holds, possesses or lawfully uses in the operation of its Business all Authorizations that are required for the conduct of its Business as presently conducted or currently intended to be conducted or for the ownership and use of the Corporation’s properties and assets in compliance, in all material respects, with all Laws applicable thereto. The Corporation is in compliance with all terms and conditions of any such required Authorizations. All of the Authorizations are valid, subsisting and in good standing and in full force and effect, and to the knowledge of the Vendors, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement. The Corporation is in compliance with all other applicable material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations contained in those Laws or contained in any Law, regulation, code, plan, order, decree, judgment, issued, entered, promulgated, or approved thereunder relating to or affecting the Business.

4.23 Restrictive Covenants. The Corporation is not a party to, or bound or affected by any, commitment, agreement or document containing any covenant expressly limiting the freedom of the Corporation to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Corporation or the continued operation of the Business after the Closing Date on substantially the same basis as its business is presently carried on.

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4.24 Intellectual Property. Schedule 4.24 sets forth a true and complete list of all: (i) patents, patent applications, copyrights, registered and unregistered trade-marks, trade-mark applications, trade-names, logos, commercial symbols, inventions, licences, trade secrets, patterns, drawings, computer software, formulae, technical information, research data, concepts, methods, procedures, designs, know-how, and all other intellectual property owned by, licensed to or used by the Corporation (collectively, the “Intellectual Property”); and (ii) material licenses with respect to the Intellectual Property (“Licenses”). The Intellectual Property set forth in Schedule 4.24 comprises all intellectual property required for the proper carrying on of the Business. The Corporation has delivered or made available to the Purchaser, prior to the date of this Agreement, correct and complete copies of all of the Licenses. The Intellectual Property which is not owned by the Corporation is being used by the Corporation only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. The Intellectual Property owned by the Corporation is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property. The Corporation is not party to any contract or commitment to pay any royalty, license or other fee with respect to the use of Intellectual Property. To the knowledge of the Vendors: (i) the conduct of the Business does not involve any infringement, misuse or misappropriation of any intellectual property rights of third parties; (ii) no infringement, misuse or misappropriation of the Intellectual Property owned by the Corporation has occurred; and (iii) there are no known material problems or defects in any software used in connection with the Business.

4.25 Real Property. The Corporation is not the owner of any real property nor has it ever owned any real property, nor has it entered into any agreement to acquire real property.

4.26 Real Property Lease. The Leased Real Properties as set forth in Schedule 4.26 attached hereto constitute all of the real and immovable property interests held for use, or used, by the Corporations. Each of the Leases is in good standing, creates a good and valid leasehold estate in the Leased Real Properties thereby demised and is in full force and effect as of the Closing Date. None of the Leases violate, contravene or breach, and each Lease is used in compliance with, any and all Laws and all permits applicable thereto. Save and except as disclosed in Schedule 4.26, there are no written or oral agreements, leases, undertakings, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any of the Leased Real Properties (or any portion thereof), and there is no other Person in possession of all or any portion of the Leased Real Properties. Complete and accurate copies of the Leases, including all amendments, modifications, notices or memoranda of lease, all estoppel certificates or subordinations, non-disturbance and attornment agreements and other documents related thereto, as of the date hereof, have been delivered to the Purchaser. All rental and other payments required to be paid or made by the Corporation pursuant to the Leases have been duly paid or made to date, and the Corporation is not in default in meeting its obligations under any of the Leases. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any Lease. None of the lessors under any of the Leases is in default in meeting any of its obligations under any of the Leases.

4.27 Material Contracts. Schedule 4.27 sets forth a list of the Material Contracts. Complete and accurate copies of the Material Contracts have been delivered to the Purchaser, and:

(i)	none of the Material Contracts contains any covenant: (A) expressly limiting the freedom of the Corporation to compete in any line of business, or transfer or move any of its assets; or (B) which affects the business practices, operations or financial condition of the Corporation or the continued operation of the Corporation on or after the Closing Date as currently conducted;

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(ii)	the transactions contemplated by this Agreement will not result in any change to any material terms of the Material Contracts;

(iii)	each Material Contract is a legal, valid and binding obligation of the Corporation, enforceable by or against the Corporation in accordance with its terms, and is in full force and effect, and will be in full force and effect on identical terms immediately following the Closing Date, subject, however, to such limitations with respect to enforcement as are generally imposed by Law on creditors, in particular in connection with bankruptcy or similar proceedings, and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the competent court;

(iv)	there are no exclusivity provisions or similar such provisions in any Material Contract or other Contract with any Person that the Corporation has provided, is or will be providing, or is required to provide, any products or services to;

(v)	there are no “most favoured nations” or similar such favourable pricing or commercial terms in any Material Contract or other Contract with any Person that the Corporation has provided, is or will be providing, or is required to provide, any products or services to;

(vi)	neither the Vendors nor the Corporation have entered into any agreements, contracts, covenants or other arrangements with any Person to provide for subsidies, discount purchase privileges or any other similar arrangements; and

(vii)	in all material respects, all obligations of the Corporation under each of the Material Contracts have been performed, and there are no defaults, events of default or violations (or which with or without notice, lapse of time or both, could reasonably be expected to, individually or in the aggregate, result in a default, event of default or violation) under any such Material Contract on the part of the Corporation or, to the knowledge of the Vendors, on the part of the other party (or parties) to such Material Contract. Neither the Corporation nor, to the knowledge of the Vendors, any other party (or parties) to any Material Contract has repudiated any such Material Contract.

4.28 Other Contracts. With respect to any Contracts that are not Material Contracts, the Corporation has not violated or breached any of the terms or conditions of any such Contract and, to the knowledge of the Vendors, all of the covenants to be performed by any other party to such Contracts have been fully performed, except where such violation or breach or failure to fully perform any such covenant could not reasonably be expected to have a material adverse effect on the business practices, operations or financial condition of the Corporation or the continued operation of the Corporation and its Affiliates on or after the Closing Date as currently conducted.

4.29 Employee and Independent Contractor Matters. Schedule 4.29 sets forth a list of all Employees and independent contractors of the Corporation, together with the titles and material terms of employment or engagement, as applicable, including, wages, bonuses paid or payable (whether monetary or otherwise), benefits and the date upon which each such Employee or independent contractor was first hired or engaged, as applicable, by the Corporation. Save and except for the Employees, the Corporation has no other employees. Save and except as provided in Schedule 4.29, there exists no written or oral service, bonus, benefit, pension, profit sharing, medical benefits, group insurance, disability, commission, retirement, consulting or accumulated time off plans or arrangements with respect to any Employees. For greater clarity:

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(i)	no Employee is on long-term disability leave, maternity leave, extended absence or receiving workers’ compensation. Other than as set forth in Schedule 4.29, there are no written contracts of employment entered into with any of the Employees;

(ii)	the Corporation is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and has not and is not engaged in any unfair labour practice;

(iii)	no unfair labour practice, complaint or grievance against the Corporation is pending or threatened before any labour relations board or similar Governmental Authority with respect to the Business;

(iv)	all vacation pay, bonuses, commissions and other benefit payments due to current and former employees of the Corporation have been accrued in the ordinary course of business consistent with past practice;

(v)	all required employer and employee contributions and premiums under the Benefit Plans have been made or accrued, the respective fund or funds established under the Benefit Plans are funded in accordance with applicable Laws, and no past service funding liabilities exist thereunder, except as disclosed in the Corporation Financial Statements;

(vi)	there are no charges, ongoing investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, or veteran status) pending or, to the knowledge of the Vendors, threatened before any Governmental Authority pertaining to the Corporation or the Employees;

(vii)	no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment (including any notice or severance payment that would arise as a result of the completion of the transactions contemplated by this Agreement), other than such results by Law from the employment of an Employee as to notice or severance;

(viii)	any Person now or heretofore engaged by the Corporation as a consultant or independent contractor, rather than an employee, has been properly classified as such, and, to the knowledge of the Vendors, is not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and has been treated accordingly and appropriately for all Tax purposes. No consultant or independent contractor is in violation of any agreement between such consultant or independent contractor and the Corporation, or of any policy or procedure applicable of the Corporation to consultants or independent contractors, and each consultant and independent contractor operates and has operated in material compliance with the requirements of applicable Law;

(ix)	the Corporation has no obligation or liability (whether accrued, absolute, contingent or otherwise), including under any Benefit Plan, arising out of the classification or treatment of any service provider as a consultant or independent contractor and not as an employee; and

(x)	complete and accurate copies of all Contracts between the Corporation and any independent contractor or consultant have been delivered to the Purchaser as of the Closing Date.

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4.30 Collective Agreements. The Corporation has not made any agreements with any labour union or employee association relating to the Business or made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements relating to the Business and neither Vendor is aware of any current attempts to organize or establish any labour union or employee association relating to the Business. There is not now pending nor threatened any labour dispute, strike or work stoppage which affects or which may affect the Business. There is not now pending nor threatened any Claim, charge, grievance or complaint against the Corporation in connection with the Business by any Employee or former employee. Neither the Corporation nor any union is party to any claims or proceedings under applicable labour legislation in connection with the Business. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Employees and to the knowledge of the Vendors there are no threatened or pending union organizing activities involving any Employee.

4.31 Benefit Plans. Each of the Benefit Plans has been established, maintained, funded, invested and administered in compliance in all material respects with its terms and with applicable Laws. All required contributions and/or premiums to be made under the Benefit Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of the Benefit Plans and applicable Laws, and no Taxes, penalties or fees are owing or eligible under any Benefit Plan, and there are no liabilities or contingent liabilities in respect of any pension, benefit or compensation plan that has been discontinued. The Vendors have provided the Purchaser with true, correct and complete copies of the Benefit Plans and all relevant documentation related thereto. No Benefit Plan is subject to any pending investigation, examination or other proceeding, action or Claim initiated by any Governmental Authority, or by any other party (other than routine Claims for benefits). No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. None of the Benefit Plans provide benefits to retired employees or to the beneficiaries or dependents of retired employees. The Corporation has never maintained, sponsored or contributed to a defined benefit pension plan for the benefit of the Employees or former employees. No Benefit Plan exists that could result in (i) the payment to any Employee of any money, benefits or other property; (ii) accelerated or increased funding requirements for any Benefit Plan; or (iii) the acceleration or provision of any other increase rights or benefits to any Employee, as a result of the transactions contemplated by this Agreement.

4.32 Insurance. Schedule 4.32 contains a complete and accurate list of all insurance policies currently maintained by or for the Corporation, as well as all self-insurance arrangements (including reserves established thereunder) and includes details of the coverage and deductibles under each such policy or arrangement. The Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and the Corporation is not in default, as to the payment of premiums or otherwise, under the terms of any such policy and the Corporation has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Complete and accurate copies of all insurance coverage policies have been delivered or made available to the Purchaser as of the Closing Date.

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4.33 Minute Books. The corporate records and minute books of the Corporation (including any amalgamated predecessor corporations) contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation, all decisions of the directors and shareholders of the Corporation made since the last directors’ and shareholders’ meeting, respectively, have been ratified by the directors and shareholders, and the share certificate book, register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate. Such corporate records and minute books are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the constating documents of the Corporation. Such corporate records and minute books have been made available to the Purchaser prior to the date hereof.

4.34 Bankruptcy. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Corporation, nor has the Corporation made a voluntary assignment in bankruptcy or a proposal to creditors. The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or under any applicable bankruptcy legislation.

4.35 Books and Records. The books of account and financial records of the Corporation reflect all transactions of the Corporation and have been kept in accordance with ASPE and procedures on a basis consistent with those of preceding accounting periods and have been fully, properly and accurately kept and completed in all material respects.

4.36 Indebtedness. Other than as set out in Schedule 4.36, the Corporation has no debt, including, without limitation, any shareholder loans, bank debt, credit card debt, bank account overdrafts, capital leases or lien notes due and payable as of the date hereof.

4.37 Environmental Matters. All operations of the Corporations conducted on the Leased Real Properties and each Leased Real Property itself while occupied by a Corporation have been and are now, in compliance with all Environmental Laws. Save and except as set forth in Schedule 4.37, the Vendor has no knowledge of any Hazardous Substances in, on or under the Leased Real Properties. None of the Corporations has been required by any Governmental Authority to: (i) alter any of the Leased Real Properties in order to be in compliance with Environmental Laws; or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about or in connection with any Leased Real Property.

4.38 Full Disclosure. None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement, warranty or representation not misleading to a prospective purchaser of the Purchased Shares seeking full disclosure of all material information as to the Corporation and the Business and the corporation’s assets and properties. As a condition of closing, all of the representations, warranties, and agreements of each of the Vendors contained in this Article 4 shall be true and correct and in full force and effect on and as of the Closing Date.

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ARTICLE 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDORS

The Vendors, jointly and severally, represent and warrant to the Purchaser that all of the statements set out in this Article are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date and acknowledge that the Purchaser is relying on such representations and warranties in connection with entering into this Agreement and completing the transactions contemplated hereby.

5.01 Organization and Authority.

(a) Jodi has full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which she is a party, and to perform her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Jodi is a party has been duly and validly executed and delivered by her and this Agreement and each Ancillary Agreement to which she is a party (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes a legal, valid and binding obligation of Jodi, enforceable against her in accordance with its terms. The failure of any spouse of Jodi’s to be a party or signatory to any Ancillary Agreement shall not: (i) prevent Jodi from performing her obligations and from consummating the transactions contemplated thereunder; or (ii) prevent any Ancillary Agreement to which she is a party from constituting a legal, valid and binding obligation of Jodi enforceable against her in accordance with its terms.

(b) Darren has full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which he is a party, and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Darren is a party has been duly and validly executed and delivered by him and this Agreement and each Ancillary Agreement to which he is a party (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes a legal, valid and binding obligation of Darren, enforceable against him in accordance with its terms. The failure of any spouse of Darren’s to be a party or signatory to any Ancillary Agreement shall not: (i) prevent Darren from performing his obligations and from consummating the transactions contemplated thereunder; or (ii) prevent any Ancillary Agreement to which he is a party from constituting a legal, valid and binding obligation of Darren enforceable against him in accordance with its terms.

5.02 No Conflict. The execution and delivery by each of the Vendors of this Agreement and each Ancillary Agreement to which he or she is a party and the performance by each of the Vendors of his or her obligations hereunder and the completion of the purchase of the Purchased Shares do not and will not:

(i)	result in a violation of, default under or breach of, require any consent to be obtained under or allow any Person to exercise any rights under any Contract or other instruments to which either Vendor is a party or pursuant to which his or her assets or property may be affected; or

(ii)	result in the violation of any Law.

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5.03 Restrictive Documents. Neither Vendor is subject to, or a party to, any charter or by-law restriction, Law, Claim, shareholders agreement, voting trust, contract, instrument, indenture, mortgage, lease, agreement, obligation, statute, regulation, order, judgment, decree, license, or permit which would be violated, contravened, breached by, or under which default would occur, or any Lien or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance with the terms, conditions and provisions of this Agreement, or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares.

5.04 Title to Securities. Each of the persons listed in the attached Exhibit “A” is the sole registered holder and beneficial owner of all the Corporation Shares set forth next to his or her name. The Purchased Shares are owned by the Vendors with good, valid and marketable title thereto, free and clear of all Liens other than the rights of the Purchaser under this Agreement. The Vendors have the exclusive right to dispose of the Purchased Shares pursuant to this Agreement and no Person has any written or oral agreement, option, warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition of the Purchased Shares. All rights and powers to vote the Corporation Shares are held exclusively by the Vendors. The delivery of the share certificates representing the Purchased Shares to the Purchaser pursuant to the provisions hereof on the Closing Date will transfer to the Purchaser valid title to the Purchased Shares, free and clear of all Liens. The Purchased Shares are not subject to the terms of any shareholders agreement, voting trust agreement, share pledge agreement or similar agreement.

5.05 Regulatory Approvals. No Authorization is required on the part of either of the Vendors in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which either Vendor is a party or the performance of either Vendor’s obligations under this Agreement or any Ancillary Agreement to which he or it is a party and there is no requirement for either Vendor to make any filing with or give any notice to any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.06 Tax Matters. Neither Vendor is a non-resident of Canada for the purposes of the Tax Act.

5.07 Litigation. There is no suit, action, litigation, investigation, Claim, complaint, grievance or proceeding, including, without limitation, any appeal or application for review, in progress, or to the knowledge of the Vendors, pending or threatened against or relating to either Vendor or affecting his or her assets, at law or in equity, before any court, governmental department, commission, board, bureau, agency or arbitrator or instrumentality, domestic or foreign.

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5.08 Consents. No Consent, waiver, approval, authorization, exemption, registration, license or declaration of or by or filing with or notification to any Governmental Authority is required to be made or obtained by either Vendor in connection with (i) the execution and delivery by the Vendors or enforcement against the Vendors of this Agreement or any Ancillary Agreement to which either Vendor is a party; (ii) the consummation of any transactions provided for herein; or (iii) the Pre-Closing Reorganization.

5.09 No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either Vendor who might be entitled to any fee or commission from the Purchaser, the Corporation or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

5.10 Bankruptcy. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against either Vendor, nor has either Vendor made a voluntary assignment in bankruptcy or a proposal to creditors. Neither Vendor is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or under any applicable bankruptcy legislation.

5.11 Full Disclosure. The Vendors have fully made available to the Purchaser all of the information that the Purchaser has requested for deciding whether to complete the transactions contemplated in this Agreement and all information which the Vendors believe is reasonably necessary to enable the Purchaser to make such decision. None of the foregoing representations or statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the business and affairs of the Vendors. As a condition of closing, all of the representations, warranties, and agreements of each of the Vendors contained in this Article 5 shall be true and correct and in full force and effect on and as of the Closing Date.

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents and warrants to the Vendors and the Corporation that all of the statements set out in this Article are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date and acknowledges that the Vendors are relying on such representations and warranties in entering into this Agreement and the Ancillary Agreements to which he or she is a party and completing the transactions contemplated herein.

6.01 Organization and Authority. The Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or other action on the part of the Purchaser and no other corporate or other proceeding on the part of the Purchaser is necessary to authorize this Agreement or any Ancillary Agreement to which it is a party or the performance by the Purchaser of its obligations hereunder or thereunder or to consummate the transactions contemplated herein and therein. This Agreement and each Ancillary Agreement to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which it is a party constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject only to any limitation under applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

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6.02 No Conflict. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the performance by the Purchaser of its obligations hereunder and the completion of the purchase of the Purchased Shares do not and will not result in a violation of, default under or breach of (A) the Purchaser’s certificate of incorporation, constating documents, by-laws or other charter documents, including any shareholders’ agreement or any other agreement or understanding with any Person; or (B) any Laws.

6.03 Authorizations. There is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization as a condition to the lawful completion of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

ARTICLE 7 COVENANTS OF THE VENDORS, THE PURCHASER AND THE CORPORATION

7.01 Except as expressly contemplated by this Agreement or with the prior written consent of the Purchaser, during the Interim Period, the Vendors will, and will cause the Corporation to:

(i)	operate the Business only in the ordinary course of Business, consistent with past practices;

(ii)	take all actions within their control to ensure that the representations and warranties in Article 4 and Article 5 remain true and correct at the Closing Date, with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and to satisfy or cause to be satisfied the conditions in Article 9;

(iii)	promptly advise the Purchaser of (i) any facts that come to their attention which would cause any of the representations and warranties in Article 4 or Article 5 to be untrue in any respect; or (ii) any material adverse change in the Business or the condition of the Corporation during the Interim Period;

(iv)	take all action to preserve the Business and the goodwill of the Corporation and its relationships with customers, suppliers and others having business dealings with it, to keep available the services of its present officers and employees and to maintain in full force and effect all agreements to which the Corporation is a party, and take all other action reasonably requested by the Purchaser in order that the Business and the condition of the Corporation will not be impaired during the Interim Period;

(v)	maintain (i) all of the tangible properties and assets of the Corporation in the same condition as they now exist, ordinary wear and tear excepted; (ii) the inventories of the Business in accordance with past practice; (iii) the books, records and accounts of the Corporation in the ordinary course and record all transactions on a basis consistent with past practice; and (iv) all of the current insurance policies of the Corporation in full force and effect;

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(vi)	ensure that the Corporation does not (i) create, incur or assume any long-term debt (including obligations in respect of leases) or create any Lien upon any of its properties or assets or guarantee or otherwise become liable for the obligations of any other Person or make any loans or advances to any Person; (ii) sell or otherwise dispose of any of its properties or assets except in the ordinary course of Business; (iii) terminate or waive any right of substantial value of the Business; (iv) make any capital expenditure, other than in the ordinary course of Business; (v) enter into any agreement other than agreements made in the ordinary course of Business consistent with past practice; (vi) declare or pay any dividends, redeem or repurchase any shares or make any other distributions in respect of the shares of the Corporation; or (vii) increase, in any manner, the compensation or employee benefits of any of its directors, officers or employees or pay or agree to pay to any of its directors, officers or employees any pension, severance or termination amount or other employee benefit not required by any of the employee benefit plans and programs referred to in the Schedules;

(vii)	use commercially reasonable efforts to ensure that the Corporation performs all of its obligations falling due during the Interim Period under all agreements to which the Corporation is a party or by which it is bound; and

(viii)	not take any action to amend the articles or by-laws of the Corporation.

7.02 The Vendors hereby covenant and agree that, at the Closing Date, they will do or cause to be done the following:

(i)	deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(ii)	take all necessary steps and proceedings as approved by legal counsel for the Purchaser to permit all of the Purchased Shares to be duly transferred to the Purchaser or its nominees;

(iii)	obtain all necessary assurances, transfers, assignments and consents, including all necessary Consents, and any other documents or instruments necessary or reasonably required to effectively carry out the intent of this Agreement and to transfer the Purchased Shares to the Purchaser, free and clear of all Liens; and

(iv)	deliver to the Purchaser an updated Disclosure Schedule providing the required information as of the Business Day immediately preceding the Closing Date,

and, immediately following the receipt by the Vendors of the Closing Date Cash Payment, deliver to EVIO one or more certified cheques, bank drafts or wire transfers in the aggregate amount of $1,950,000 on account of the Vendors’ Subscription pursuant to the terms of the Vendor’s Subscription Agreement.

7.03 The Purchaser hereby covenants and agrees that on the Closing Date it will deliver to the Vendors (or as they may otherwise direct) one or more certified cheques, bank drafts or wire transfers in the aggregate amount of $2,035,000 on account of the Closing Date Cash Payment as contemplated by Section 3.02.

7.04 The Purchaser hereby covenants and agrees that immediately following the completion of the Sale Transaction it shall deliver to the Corporation one or more certified cheques, bank drafts or wire transfers in the aggregate amount of $460,000 on account of the Purchaser’s Subscription pursuant to the terms of the Purchaser Subscription Agreement and the Corporation shall contemporaneously use such funds to repay the Note and the Jodi Note.

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7.05 The Corporation hereby covenants and agrees that on the Closing Date it will take all necessary steps and proceedings to facilitate the addition of one or more nominees of the Purchaser as a signatory in respect thereof.

7.06 The Purchaser hereby covenants with the Corporation to provide up to $1,000,000 by way of a loan pursuant to the terms of the Credit Agreement. The Corporation shall be entitled from time to time during the term of the Credit Agreement to make draw down requests.

ARTICLE 8 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

8.01 The covenants, representations and warranties provided herein shall survive the closing of the purchase and sale of the Purchased Shares contemplated herein and, notwithstanding any such closing, shall continue in full force and effect, subject to the following:

(i)	the representations and warranties set out in Sections 4.17 and 5.06 shall survive the closing of the transactions contemplated by this Agreement and the Ancillary Agreements and shall continue in full force and effect until a date being six (6) months after the expiration of the last of the limitation periods contained in the Tax Act and/or any other legislation imposing tax on the Corporation or either Vendor, as applicable, upon which the Governmental Authorities shall no longer be entitled to assess or reassess liability for tax against the Corporation or either Vendor, as applicable, for any period prior to the Closing Date (taking into account any consent, waiver, agreement or other document that extends the period during which a Governmental Authority may issue a tax assessment);

(ii)	the representations and warranties set out in Sections 4.01 to 4.07 (inclusive), 4.09, 4.10, 5.01 to 5.06 (inclusive), 5.09 and 6.01 to 6.03 (inclusive) shall survive the closing of the transactions contemplated by this Agreement and shall continue in full force and effect indefinitely; and

(iii)	all other representations and warranties provided herein (other than referred to in Subsection 8.01(i) and 8.01(ii) above) shall survive the closing of the transactions contemplated by this Agreement and shall continue in full force and effect until the second anniversary of the Closing Date.

Notwithstanding the limitations set out in this Section 8.01, any Claim, damage, loss, costs, liability or expense which is based on intentional misrepresentation or fraud may be brought at any time.

ARTICLE 9 CONDITIONS

9.01 Conditions to the Obligations of the Purchaser. The Purchaser shall not be obligated to complete the purchase of the Purchased Shares herein provided for unless on the Closing Date each of the following conditions shall have been satisfied:

(i)	there shall have been performed or complied with, in all respects, all of the obligations, covenants and agreements of the Vendors under this Agreement and any Ancillary Agreement to which either Vendor is a party, each and every one of which is hereby declared to be a separate condition to the closing of the said transaction;

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(ii)	all of the representations and warranties of the Vendors made pursuant to this Agreement and the Ancillary Agreements shall be true and correct as of the Closing Date, the truth and correctness of each such representation and warranty is hereby declared to be a separate condition to the closing of the said transaction;

(iii)	on the Closing Date, there shall be no material adverse change in the financial position of the Corporation from that reflected in the Corporation Financial Statements;

(iv)	there shall have been delivered to the Purchaser, in scope, form and terms satisfactory to it and the Purchaser’s counsel, the following:

(a)	certified copies of: (i) the constating documents and by-laws of the Corporation; and (ii) all resolutions of the board of directors and, if applicable, shareholders of the Corporation approving the transactions contemplated hereby;

(b)	a certificate of status (or equivalent) of the Corporation;

(c)	an incumbency certificate for the Corporation;

(d)	evidence that all necessary steps and proceedings as approved by counsel for the Purchaser, acting reasonably, to permit all of the Purchased Shares to be fully and validly transferred to the Purchaser have been taken;

(e)	executed releases and, where applicable, resignations in favour of the Purchaser and the Corporation by such directors, officers, shareholders, consultants and employees of the Corporation as may be required by the Purchaser of all of his, her or its claims against the Corporation with respect to any matter in relation to his, her or its capacity as a director, officer, shareholder, consultant or employee of the Corporation substantially in the form attached hereto as Exhibit “B”;

(f)	evidence satisfactory to the Purchaser that the Pre-Closing Reorganization has been completed;

(g)	evidence that the Purchaser has secured a lease for the additional 3,000 square feet of real estate in the premise adjacent to the existing rented premises is leased;

(h)	evidence that the Corporation has received a firm proposal for the financing of Agilent equipment consisting of the following units: 1260II HPLC with 6470 Triple Quad Mass Spec (or QQQ)’ 7890 GC with 7010B (With HES) Triple Quad Mass Spec (or QQQ); 7890 GC with 5977B Single Quad Mass Spec, with Headspace; and 7800 ICP-MS;

(i)	a duly executed Purchaser Subscription Agreement executed by the Purchaser;

(j)	a duly executed Vendor’s Subscription Agreement executed by each of the Vendors;

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(k)	a certificate of the Vendors dated the Closing Date as to compliance with the conditions precedent set forth in subsections (i), (ii) and (iii) of this Section 9.01;

(l)	a duly executed shareholders agreement in respect of the Corporation substantially in the form attached hereto as Exhibit “C”;

(m)	a duly executed employment agreement between the Corporation and Jodi substantially in the form attached hereto as Exhibit “D”;

(n)	a duly executed non-competition agreement among the Corporation, the Vendors substantially in the form attached hereto as Exhibit “E”;

(o)	the Purchaser shall have received resolutions of the Corporation amending the banking signing authority and banking signature cards of the Corporation in a form acceptable to the Purchaser;

(p)	an updated Disclosure Schedule providing the required information as of the Business Day immediately preceding the Closing Date;

(q)	a draft closing balance sheet of the Corporation prepared as of the date that is not greater than five (5) Business Days prior to the Closing Date, prepared in accordance with ASPE applied on a basis consistent with the preparation of the Corporation Financial Statements, together with evidence satisfactory to the Purchaser that the aggregate of the: (i) cash on hand in the Corporation’s bank account; and (ii) Accounts Receivable of the Corporation, less the aggregate of the Corporation’s: (iii) accounts payable and current liabilities excluding the Note and the Shareholder Loans; (iv) written uncashed cheques; and (v), shall be not less than $nil;

(r)	evidence that the Note and Jodi Note shall be repaid contemporaneously and as a condition to the completion of the purchase of the Purchased Shares;

(s)	evidence that the Clare Note has been issued; and

(v)	all Consents that may be required under any Contracts of the Corporation have been obtained in a form satisfactory to the Purchaser without any special conditions or monetary requirements being imposed; and

(vi)	all consents, approvals, orders and Authorizations (or registrations, filings or recordings with any such Governmental Authorities), required in connection with the completion of the transactions contemplated by this Agreement or the performance of any of the terms and conditions of this Agreement shall have been obtained on or before the Closing Date. There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

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Any of the foregoing conditions may be waived in whole or in part by the Purchaser without prejudice to its rights upon the non-performance of any other condition or conditions, as provided for in this Section 9.01, any such waiver to be binding upon the Purchaser only if the same is in writing.

9.02 Conditions to the Obligations of the Vendors. The Vendors shall not be obligated to complete the sale of the Purchased Shares herein provided for unless on the Closing Date each of the following conditions shall have been satisfied:

(i)	there shall have been performed or complied with, in all respects, all of the Purchaser’s obligations, covenants and agreements under this Agreement and any Ancillary Agreement to which it is a party, each and every one of which is hereby declared to be a separate condition to the closing of the said transaction;

(ii)	all of the representations and warranties of the Purchaser made pursuant to this Agreement and the Ancillary Agreements shall be true and correct as of the Closing Date, the truth and correctness of each such representation and warranty is hereby declared to be a separate condition to the closing of the said transaction;

(iii)	there shall have been delivered to the Vendors, in scope, form and terms satisfactory to the Vendors and their counsel, the following:

	(a)	certified copies of: (i) the constating documents and by-laws of the Purchaser; and

	(ii)	all resolutions of the board of directors of the Purchaser approving the transactions contemplated hereby;

	(b)	a certificate of compliance of the Purchaser;

	(c)	an incumbency certificate for the Purchaser;

	(d)	a certificate of the Purchaser dated the Closing Date as to compliance with the conditions precedent set forth in subsections (i) and (ii) of this Section 9.02;

	(e)	a duly executed shareholders agreement in respect of the Corporation substantially in the form attached hereto as Exhibit “C”;

	(f)	a duly executed employment agreement between the Corporation and Jodi substantially in the form attached hereto as Exhibit “D”;

	(t)	a duly executed Purchaser Subscription Agreement executed by the Purchaser; and

(iv)

all consents, approvals, orders and Authorizations (or registrations, filings or recordings with any such Governmental Authorities), required in connection with the completion of the transactions contemplated by this Agreement or the performance of any of the terms and conditions of this Agreement shall have been obtained on or before the Closing Date. There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

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Any of the foregoing conditions may be waived in whole or in part by the Vendors without prejudice to their rights upon the non-performance of any other condition or conditions, as provided for in this Section 9.02, any such waiver to be binding upon the Vendors only if the same is in writing.

ARTICLE 10 INDEMNIFICATION

10.01 Indemnification in Favour of the Purchaser. The Vendors shall jointly and severally indemnify, defend and save the Purchaser and its shareholders, directors, officers, employees, agents and representatives harmless of and from any Claim or loss suffered by, imposed upon or asserted against them (whether direct or indirect) as a result of, in respect of, connected with or arising out of, under or pursuant to:

(i)	any failure by either Vendor to perform and fulfil any covenant to be performed by it under this Agreement;

(ii)	any Taxes of the Corporation which were required to have been paid in respect of any Pre- Closing Tax Period to the extent such Taxes exceed the amount specified in the balance sheet forming part of the Corporation Financial Statements;

(iii)	all debts, liabilities, Claims, Contracts or agreements of the Corporation or relating to the Business or the Pre-Closing Reorganization, contingent or otherwise, for any period prior to the Closing Date, whether such liabilities are known to the Vendor at the Closing Date or not, and include, but are not limited to, any liabilities for Tax, any Claims relating to employees of the Corporation and any liabilities relating to any customer invoice discrepancies and any customer disputes in regards thereto; or

(iv)	subject to the limitations set out in Article 8, any misrepresentation or breach of any representation or warranty given by the Vendors in this Agreement or any Ancillary Agreement to which they are a party.

10.02 Indemnification in Favour of the Vendors. The Purchaser shall indemnify, defend and save the Vendors harmless of and from any Claim or loss suffered by, imposed upon or asserted against either Vendor as a result of, in respect of, connected with or arising out of, under or pursuant to:

(i)	any failure by the Purchaser to perform and fulfill any covenant of the Purchaser to be performed by it under this Agreement; or

(ii)	subject to the limitations set out in Article 8, any misrepresentation, breach or inaccuracy of any representation or warranty given by Purchaser in this Agreement or any Ancillary Agreement to which it is a party.

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10.03 Indemnification Proceedings.

(i)	Any party seeking indemnification under this Article (the “indemnified party”) shall forthwith notify the party against whom a Claim for indemnification is sought hereunder (the “indemnifying party”) in writing, which notice, to be delivered in strict accordance with Subsection 13.01 hereof, shall specify, in reasonable detail, the nature and estimated amount of the Claim provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation. If a Claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case, the later of 15 days of such Claim being made or such Claim coming to the attention of the indemnifying party) notify the indemnifying party of such with reasonable particulars. The indemnifying party shall have 15 days after receipt of either such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defence thereof, and the indemnified party shall co-operate with it in connection therewith; except that with respect to settlements entered into by the indemnifying party (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the release of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defence of such Claim (i) the indemnifying party shall permit the indemnified party to participate in (subject to the indemnifying party’s right to conduct and control) such settlement or defence through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from any Claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party upon the final settlement or adjudication of such claims. The indemnified party shall not pay or settle any Claim so long as the indemnifying party is reasonably contesting any such Claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. Notwithstanding the foregoing, in the event the indemnified party is ordered to make payment in respect of Claim by a court of competent jurisdiction, such event shall not constitute a waiver of any further rights to indemnity provided in this Article 10. Notwithstanding any of the above, the indemnifying party shall not be entitled to undertake, conduct or control the settlement or defence of any claim in respect of Taxes and, for greater certainty, the indemnified party shall be entitled to settle any such claim in its sole and absolute discretion.

(ii)	With respect to third party Claims, if the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party’s notice of a Claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the Claim in the exercise of its reasonable judgement at the expense of the indemnifying party.

(iii)	In the event of any Claim by a third party against an indemnified party, the defence of which is being undertaken and controlled by the indemnifying party, the indemnified party will use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such Claims; provided that the indemnifying party shall be responsible for the expense associated with any employees made available by the indemnified party to the indemnifying party hereunder, which expense shall be equal to a reasonable amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the indemnifying party and which expenses shall not exceed the actual cost to the indemnified party associated with such employees.

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(iv)	With respect to third party Claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any Claim and shall otherwise co-operate on a timely basis with the indemnifying party in the defence of such Claim.

10.04 Set-off. To the extent that a Vendor is an indemnifying party or has been named as an indemnifying party in an indemnity claim made pursuant to Article 10 hereof, the Purchaser shall have the right to satisfy any amount from time to time owing to it by either Vendor by (i) way of set-off against amounts owing from time to time by the Purchaser to the Vendors and (ii) by transfer of the right to be paid the amounts owing to the Corporation by such Vendor(s) to the Purchaser. The Purchaser shall provide thirty (30) days prior notice of its intention to claim set-off under this Section 10.04 and such written notice shall include all available particulars of the claim and the amounts owing to it under this Article 10.

10.05 Effect of Investigation. The representations, warranties and covenants of the Vendors, and the Purchaser’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including by any of its representatives) or by reason of the fact that the Purchaser or any of their respective representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the waiver by the Purchaser of any condition set forth in Section 9.01.

10.06 Characterization of Indemnification Payments. To the extent permitted pursuant to applicable Laws, all payments made by or on behalf of an indemnifying party to an indemnified party in respect of any claim to this Article 10 shall be treated as adjustments to the Purchase Price for Tax purposes.

10.07 Limitations of Indemnification Payments. The aggregate liability of the Vendors pursuant to Section 10.01 shall not exceed an amount equal to the Purchase Price paid or payable by the Purchaser hereunder, except in the case of fraud, wilful misconduct or intentional misrepresentation or any Claims or losses arising out of, with respect to or by reason of any breach of any of the representations and warranties set out in Sections 4.01 to 4.06 (inclusive), 4.17 and 5.01 to 5.10 (inclusive) for which no limit on liability shall apply.

ARTICLE 11 CLOSING ARRANGEMENTS

11.01 Subject to the satisfaction of the terms and conditions herein, the transactions contemplated by this Agreement shall be completed on the Closing Date at such place or places or in such other manner as the parties agree (the “Closing”). To the extent practicable, the Closing shall be completed through electronic transmission of documents. At Closing, the Vendors shall deliver to the Purchaser certificates representing the Purchased Shares duly endorsed in blank for transfer (or other sufficient evidence of transfer), together with reasonable evidence of the due compliance by the Vendors with all of the conditions contained in Section 9.01, the Purchaser shall pay the Closing Date Cash Payment as contemplated in this Agreement and shall deliver reasonable evidence of the due compliance by the Purchaser with all of the conditions contained in Section 9.02.

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ARTICLE 12 TERMINATION

12.01 This Agreement may be terminated at any time prior to the Closing by:

(i)	the consent of each of the Purchaser and the Vendors;

(ii)	either the Purchaser or the Vendors, if the Closing shall not have been consummated by May 31, 2018, provided that the right to terminate this Agreement pursuant to this Section 12.01(ii) shall not be available to such party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(iii)	the Purchaser, if there has been a breach by either Vendor of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Article 9 which the applicable Vendor fails to cure within ten (10) Business Days after written notice thereof is given by the Purchaser; or

(iv)	the Vendors, if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Article 9 which the Purchaser fails to cure within ten (10) Business Days after written notice thereof is given by the Vendors.

Any termination of this Agreement pursuant to this Section 12.01 shall be effected by a written instrument signed by the party or parties so terminating to the other parties hereto (if any), which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

12.02 In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall be of no further force or effect without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for Sections 1.02 to 1.10 (inclusive), Article 8, Article 10, this Article 12 and Article 13, each of which shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated because of a breach by the Purchaser or either Vendor of the representations, warranties, covenants, obligations or agreements of such party set forth in this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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ARTICLE 13 GENERAL CONTRACT PROVISIONS

13.01 All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered or faxed to such other party as follows:

(a)	to the Vendors at:

5464 Thibault Wynd NW Edmonton, Alberta T6R 3P9

Attention: Jodi McDonald and Darren McDonald Email: jmcdonald@keystonelabs.ca

(b)	to the Purchaser at:

62930 O. B. Riley Rd. Suite 300 Bend, OR 97703

Attention: William Waldrop Email: william@eviolabs.com

(c)	to the Corporation at:

5464 Thibault Wynd NW Edmonton, Alberta T6R 3P9

Attention: Jodi McDonald Email: jmcdonald@keystonelabs.ca

or at such other addresses or fax numbers as may be given by any of them to the others and such notices, requests, demands, acceptances and other communications shall be deemed to have been received on the next Business Day following the day of delivery or fax; or if mailed, three (3) Business Days after the mailing thereof. In the event of a strike or other disruption of postal service all notices will be forwarded by delivery or fax.

13.02 The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed, by-laws enacted, exercise their votes and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

13.03 Each party shall be responsible for and bear all of its own costs and expenses in respect of the transactions contemplated by this Agreement. For greater certainty, the Vendors shall be responsible for and bear all of the costs and expenses, including legal fees, of the Corporation relating to the period up to and including the Closing Date including with respect to the Pre-Closing Reorganization.

13.04 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.05 Any tender of documents or any money hereunder shall be made upon the Vendors or the Purchaser or any solicitor acting for them and the money shall be tendered by negotiable cheque certified by a bank or by wire transfer.

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13.06 The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereunder and no party shall issue any such press release or make any such public announcement without the prior written consent of the others (which consent shall not be unreasonably withheld or delayed).

13.07 Any dispute between the parties hereto with respect to the subject matter of this Agreement a Claim shall be resolved as follows:

(a)	First, the parties shall submit the matter to a mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties. The place of the mediation shall be Edmonton, Alberta The parties agree that all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non- discoverable as a result of its use in the mediation.

(b)	If the parties cannot resolve for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, any Claim within thirty (30) days after the date such Claim first arises, either party may commence binding arbitration in accordance with the provisions of the Alberta Arbitration and Mediation Society (the “Institute”) pursuant to the Arbitration Act (Alberta) and based upon the following:

(i)	the arbitration tribunal shall consist of one (1) arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree on an arbitrator within seven (7) Business Days of the date on which a dispute is determined to be resolved through arbitration, then the Institute shall appoint the arbitrator from the list of qualified arbitrators maintained by the Institute. If the Institute fails to appoint an arbitrator within fourteen (14) Business Days of being asked to do so, any party may apply to have the arbitrator appointed by a judge of the Alberta Court of Queen’s Bench;

(ii)	the arbitration shall take place in Edmonton, Alberta;

(iii)	the arbitration award shall be given in writing and shall be final and binding on the parties and shall deal with the question of costs of arbitration and all matters related thereto; and

(iv)	judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

13.08 This Agreement and any of the documents to be delivered or furnished pursuant to this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. Any party may deliver an executed copy of this Agreement or any of the documents to be delivered or furnished pursuant to this Agreement by facsimile or other electronic transmission.

[Remainder of page intentionally left blank.]

- 36 -

IN WITNESS WHEREOF the parties have hereunto duly executed these presents as of the date first hereinabove written.

KEYSTONE LABS INC.

Per:
Authorized Signing Officer

I have the authority to bind the Corporation.

EVIO CANADA INC.

Per:
Authorized Signing Officer

I have authority to bind the company.

)
)
)
Witness:	)	JODI MCDONALD
)

)
)
)
Witness:	)	DARREN MCDONALD
)

- 37 -

Execution Copy

EXHIBIT “A”

Issued and Issued and Outstanding Shares of the Corporation and Allocation of Purchase Price

(A) Issued and Outstanding Shares of the Corporation Immediately Prior to the Pre-Closing Reorganization

Shareholder	Class and Number of Shares Owned
Jodi	100 Class A Shares
Darren	100 Class B Shares
Clare Rhyasen	2,500 Class D Shares
Total	100 Class A Shares 100 Class B Shares 2,500 Class D Shares

(B) Issued and Outstanding Shares of the Corporation Immediately Following the Pre-Closing Reorganization and Allocation of Purchase Price

Shareholder	Class and Number of Shares Owned	Class and Number of Shares to be Sold	Allocation of Purchase Price
Jodi	100 Class A Shares	45 Class A Shares	$1,017,500
Darren	100 Class B Shares	45 Class B Shares	$1,017,500
Total	100 Class A Shares 100 Class B Shares	45 Class A Shares 45 Class B Shares	$2,035,000

EXHIBIT “B”

Form of Release and Indemnity

RESIGNATION, RELEASE AND INDEMNITY

TO:	KEYSTONE LABS, INC. (the “Corporation”)

AND TO:	EVIO CANADA INC. (“EVIO Canada”)

AND TO:	EVIO INC. (“EVIO” and, together with EVIO Canada, the “Purchaser”)

● (referred to herein as the “undersigned”):

(i) hereby resigns as an [officer, director and employee] of the Corporation effective as of the date hereof; and

(ii) in consideration for entering into the share purchase agreement (the “Purchase Agreement”) among the Corporation, the Purchaser, Jodi McDonald and Darren McDonald dated as of [●], 2018, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, hereby remises, releases and forever discharges each of the Purchaser and the Corporation of and from all actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, claims and demands whatsoever (hereinafter referred to as the “Claims”) which the undersigned as a director, officer, employee or creditor of the Corporation now has or hereafter can, shall or may have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time and in particular, without in any way limiting the generality of the foregoing, for or by reason of or in any way arising out of any and all claims for moneys, advances, salary, wages, bonuses, termination pay, notice of termination of employment, indemnity in lieu of notice, including claims for reinstatement, vacation pay, expenses, retirement or pension allowances, director’s fees, participation in profits or earnings or any other remuneration whether authorized or provided for by by-law, resolution, contract or otherwise, other than Claims made pursuant to the Purchase Agreement to which the Purchaser is a party.

And for the consideration set out herein the undersigned represents and warrants that the undersigned has not assigned to any person any of the Claims with respect to which the undersigned has agreed hereunder to release, remise and forever discharge and has further agreed not to initiate or take part in any proceedings in respect thereof.

And the undersigned hereby declares, covenants and agrees that the undersigned has reviewed and fully understands the terms and binding effect of this Resignation, Release and Indemnity, that the consideration set out hereunder is accepted voluntarily for the purpose of making full and final compromise, adjustment and settlement of all Claims as aforesaid; that there is no representation, warranty, collateral agreement or condition affecting this Resignation, Release and Indemnity supported hereby other than as expressed herein in writing; and that the agreements and covenants contained herein shall continue to remain in full force and effect for the benefit of each of the Released Parties thereafter.

The undersigned further covenants and agrees not to join, assist and/or act in concert in any manner whatsoever with any person in the making, and agrees not to cause or acquiesce in the making by any person of any Claim or demand in the bringing of any proceeding or action in any manner whatsoever against any of the Released Parties which the undersigned has released hereunder arising out of or in relation to matters hereinbefore remised, released and/or discharged.

The undersigned further covenants and agrees not to make any Claim or demand or commence any action against any third party who might claim contribution, indemnity or other relief over or against one or more of the Released Parties in relation to the matters hereinbefore remised, released and/or discharged.

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Without in any way limiting any of the rights or remedies otherwise available to any of the Released Parties, the undersigned shall indemnify and hold harmless each of the Released Parties against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys’ fees) that is directly or indirectly suffered or incurred at any time by any of the Released Parties, or to which any of the Released Parties otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to:

(a)	any failure on the part of the undersigned to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein;

(b)	the assertion or purported assertion of any Claims by the undersigned; and

(c)	the assertion or purported assertion of any Claims by any third party in relation to the matters hereinbefore remised, released and/or discharged.

The undersigned acknowledges, confirms and agrees that he had the opportunity to seek, and was not prevented nor discouraged by any addressee hereto from seeking, independent legal advice prior to the execution and delivery of this Resignation, Release and Indemnity and that, in the event the undersigned did not avail himself or herself of that opportunity prior to signing this Resignation, Release and Indemnity the undersigned did so voluntarily without any undue pressure and agrees that the undersigned’s failure to obtain independent legal advice should not be used by him as a defence to the enforcement of undersigned’s obligations set out herein.

The provisions hereof shall enure to the benefit of each of the Released Parties and each of their respective successors and permitted assigns and shall be binding upon the undersigned and his legal personal representatives, heirs, executors, administrators, successors and permitted assigns.

This Resignation, Release and Indemnity may be delivered by facsimile or other similar means of electronic reproducible transmission and if so executed and delivered shall be legal, valid and binding on the undersigned so signing as if originally signed.

IN WITNESS WHEREOF the undersigned has executed this Resignation, Release and Indemnity this● day of ●, 2018

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
Witness	)	●

2

EXHIBIT “C”

Form of Shareholders Agreement

1

UNANIMOUS SHAREHOLDER AGREEMENT

THIS AGREEMENT made effective as of the ● day of April, 2018 (the “Effective Date”).

BETWEEN

EVIO CANADA INC.

a company incorporated under the

federal laws of Canada

(“EVIO”)

- and -

JODI McDONALD

an individual resident in the Province of Alberta

(“Jodi”)

- and -

DARREN McDONALD

an individual resident in the Province of Alberta

(“Darren”)

- and -

KEYSTONE LABS INC.

a company incorporated under the

laws of the Province of Alberta

(the “Corporation”)

- and -

AND ALL SHAREHOLDERS WHO ARE, SUBSEQUENT TO

THE EFFECTIVE DATE, ISSUED SHARES, AND HAVE

SIGNED A COUNTERPART TO THIS AGREEMENT,

(the “Subsequent Shareholder”)

WHEREAS the Shareholders are the owners of all the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Corporation is in the business carried on as of the Effective Date, consisting of analytical and microbiological testing services for pharmaceutical, biotechnology, medical device, nutraceutical, medical cannabis and related services, but excludes any production, processing or packaging services (the “Business”);

AND WHEREAS the parties hereto have entered into this Agreement for the purposes of, inter alia, (i) setting forth the manner in which the affairs of the Corporation shall be conducted; (ii) providing for their respective rights and obligations arising out of or in connection with the operations and affairs of the Corporation; and (iii) governing the transfer of Shares in the Corporation;

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NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties hereto hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party hereto), the parties hereto hereby agree as follows:

ARTICLE I INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

(a)	“Act” shall mean the Business Corporations Act (Alberta), as may be amended from time to time;

(b)	“Affiliate” of a person means another person where (i) one of them is a subsidiary of the other, or (ii) each of them is controlled by the same person;

(c)	“Agreement” shall mean this Agreement and all preambles, recitals and schedules hereto, along with any amendments hereto or thereto;

(d)	“Articles” shall mean the certificate and articles of restatement of the Corporation, dated January 6, 2006 and as may be further amended from time to time;

(e)	“Authorized Capital” shall mean the authorized capital of the Corporation as set forth in the Articles;

(f)	“Board of Directors” shall mean the board of directors of the Corporation as constituted from time to time, and “Director” or “Directors” shall mean a member or members of the Board of Directors, respectively;

(g)	“By-Laws” shall mean the by-laws of the Corporation, as amended and supplemented from time to time;

(h)	“Counterpart” means an agreement to be bound to the terms and conditions of this Agreement, signed by a Subsequent Shareholder, in the form set out in Schedule “A”;

(i)	“Permitted Entity” means, in respect of a Shareholder:

(A)	an entity in respect of which the majority of voting shares are controlled by such Shareholder or Principal(s) of such Shareholder;

(B)	an affiliate of such Shareholder; or

(C)	a trust controlled by the Shareholder and which has no beneficiaries other than the Shareholder;

(j)	“Personal Representative” shall mean the person in whom on the death of any non- corporate Shareholder, as a result thereof, title of the Shares of such Shareholders is or becomes vested and includes, where applicable, the heirs and the administrator of such Shareholders;

(k)	“Principal” means any of the persons described in Schedule “B” hereto who is a principal of a corporate Shareholder;

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(l)	“Related Transferee” has the meaning ascribed thereto in Section 6.4 hereof;

(m)	“Related Transferor” has the meaning ascribed thereto in Section 6.4 hereof;

(n)	“Shareholder” means any individual or corporation holding one or more Shares in the share capital of the Corporation who is a party to this Agreement or agrees to become bound by this Agreement as contemplated in this Agreement;

(o)	“Shares” shall mean any issued and outstanding shares in the capital of the Corporation; and

(p)	“Total Disability” means if the Shareholder, or the Principal of a Shareholder, due to illness, mental or physical reasons fails, for a period of 180 working days total in any 12 month period, to perform his or her duties for the Corporation.

ARTICLE II SHARE OWNERSHIP

2.1	The parties hereto acknowledge that, as of the date hereof, the Authorized Capital consists of an unlimited number of Class A Common Voting Shares; an unlimited number of Class B Non- Voting Common Shares; an unlimited number of Class C Common Non-Voting Shares; and an unlimited number of Class D Preferred Non-Voting Shares; of which 110 Class A Shares and 110 Class B Shares are issued and outstanding as fully paid and non-assessable, and the parties holding same are as follows:

NAME	NO. AND TYPE OF SHARES HELD
EVIO	55 Class A Shares, 55 Class B Shares

Jodi	55 Class A Shares

Darren	55 Class B Shares

Each Subsequent Shareholder will complete a document in the form set out in Schedule “C” to reflect the identity of the Subsequent Shareholder and the amount of shareholdings held by the Subsequent Shareholder with respect to the Corporation.

2.2	(a)	All share certificates issued by the Corporation to the Shareholders shall have the following legend imprinted thereon:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A UNANIMOUS SHAREHOLDERS AGREEMENT WITH THE CORPORATION AND SUCH SHARES ARE NOT TRANSFERABLE ON THE BOOKS OF THE CORPORATION EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT.”

All instruments issued by the Corporation that are convertible into shares or evidence the right to acquire shares shall contain a legend to similar effect.

	(b)	The Shareholders shall submit the certificates representing the Shares held by each of them prior to the execution of this Agreement to the Corporation in order that the legend set forth in Section 2.2(a) hereof may be imprinted thereon.

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2.3	Each Shareholder hereby represents and warrants to and covenants with each of the other parties hereto that the Shares held by the Shareholder are and shall be owned beneficially by the said Shareholder and not as nominee of any party, free and clear of all mortgages, charges, pledges and other encumbrances, except for any pledge of Shares granted in connection with any bank or equipment financing by the Corporation, or as otherwise contemplated pursuant to this Agreement. The representations and warranties contained in this Section 2.3 shall not merge in the closing of this Agreement.

ARTICLE III FINANCIAL

3.1	It is intended that the Shareholders shall not be required to make loans to the Corporation.

3.2	It is understood and agreed to among all of the Shareholders that they may have to provide guarantees, indemnities, pledges of credit or other like agreements with respect to the indebtedness of the Corporation. Unless otherwise agreed to among all of the Shareholders, any guarantees, indemnities, pledges of credit or other like agreements with respect to the indebtedness of the Corporation which a lender or proposed lender to the Corporation requests a Shareholder to enter into as a condition to the lender advancing funds to the Corporation shall (regardless of the terms of, or who executes, the aforesaid agreements) be borne by all of the Shareholders in proportion to the number of Shares held by each Shareholder. Where a Shareholder has executed a joint and several guarantee, the Corporation shall pay a guarantee fee to that Shareholder annually in the amount of half of one (0.5%) percent of the amount of indebtedness guaranteed.

3.3	The Shareholders agree that they shall subordinate all shareholder advances and their entitlement to any interest thereunder to permanent financing or other borrowing by the Corporation to the extent required by the Corporation.

3.4	Performance bonus recommendations, salary adjustment recommendations and employment termination recommendations for employees of the Corporation (including Shareholders) will be made by the Board of Directors; provided, however, if the foregoing is in respect of Jodi, the nominees of Jodi shall recuse themselves from voting on the matter.

3.5	The directors shall in good faith work together with the Corporation to prepare a mutually agreed upon annual business plan which shall include a proposed operating budget of the Corporation for the subsequent twelve (12) month period (the “Annual Business Plan”), such Annual Business Plan to be revisited on a quarterly basis and prepared and approved annually. The parties acknowledge that EVIO, Inc., EVIO’s parent corporation, is the leading provider of accredited cannabis testing and consulting services in the United States. On this basis, the parties agree that it is in the best interests of the Corporation to implement and adopt in the Corporation’s Annual Business Plan so much of the rigorous business standards, practices, procedures and protocols followed by EVIO, Inc. in its cannabis testing and consulting services business from time to time as are applicable to the Corporation’s Canadian cannabis testing and consulting services business.

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ARTICLE IV BOARD OF DIRECTORS AND MANAGEMENT

4.1	At all times that EVIO is a Shareholder that owns at least fifty percent (50%) of the outstanding Shares, EVIO shall be eligible to appoint one (1) director to the Board of Directors. Initially, EVIO’s nominee shall be William Waldrop (“Will”). At all times that the Vendors or a Related Transferee (collectively, the “Vendor Group”) are Shareholders that collectively own at least at least fifty percent (50%) of the outstanding Shares, Jodi shall be eligible to appoint one (1) director to the Board of Directors. Initially Jodi’s nominee shall be Jodi. Each Shareholder will vote at all meetings of the Shareholders and act in all other respects in connection with the corporate proceedings of the Corporation in such manner as to ensure that Will or EVIO’s nominee (so long as EVIO owns at least fifty percent (50%) of the outstanding Shares) and Jodi or her nominee (so long as the Vendor Group owns at least fifty percent (50%) of the outstanding Shares) are elected and appointed and maintained in place from time to time as Directors of the Corporation. No Shareholder shall exercise his/her/its voting rights to remove a Director without the consent of the other Shareholders. In exercising their director’s powers and discharging their director’s duties, Will and Jodi agree to (a) act honestly and in good faith with a view to the best interests of the Corporation, and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In the event that either EVIO or the Vendor Group cease to own at least fifty percent (50%) of the outstanding Shares and accordingly no longer hold the nomination rights set forth above, the decision to add or remove any other directors shall be made by the Shareholders holding at least fifty-one (51%) percent of the Shares.

4.2	Any Shareholder entitled to nominate and elect a director shall be entitled to remove any such director by notice to such director, the other Shareholders and to the Corporation. Any vacancy occurring on the Board by reason of the death, disqualification, inability to act, resignation or removal of any Director (a “Terminated Director”) shall be filled only by a further nominee of the Shareholder whose nominee was so affected so as to maintain a Board of Directors consisting of the numbers of nominees specified in Section 4.1 and the other Shareholders will vote all such Shares entitled to vote thereon in favour of electing such individual. If any Person specified in Section 4.1 as having the right to nominate a director gives written notice to the other Shareholders of a desire to remove a director nominated by such Person, the other Shareholders will vote all of their Shares entitled to vote thereon in favour of removing that director. Following the death, disqualification, inability to act, resignation or removal of any director, except as contemplated in Section 4.3, no further business shall be transacted by the Board of Directors (other than to fill such vacancy) for a period of ten (10) days unless the Party entitled to appoint a replacement director consents in writing to the Board of Directors transacting business or until a new director is elected or appointed to replace the Terminated Director, whichever first occurs, provided that, in the event that no new director is appointed within such period of ten (10) days, notwithstanding such vacancy, the Board of Directors may thereafter transact any and all business which may properly come before the Board of Directors, provided in each case that a quorum for the meeting of the Board of Directors is established.

4.3	Except as otherwise required by law or by this Agreement, questions arising at any meeting of Directors shall be decided by a majority of votes. Quorum for attendance at a Directors meeting shall be a majority of the Directors present. In the event that, pursuant to Section 4.2, a Terminated Director has not been replaced in accordance with the provisions set out Section 4.2, in the event that a Directors meeting has been called, yet quorum cannot be achieved on account of the Terminated Director not having been replaced, any business otherwise to be transacted at a Directors meeting shall be delayed for a period of forty-eight (48) hours, at which point a Directors meeting shall be again convened (the “Rescheduled Directors Meeting”). Quorum at a Rescheduled Directors Meeting shall be one (1) Director.

4.4	In the case of equality of votes at a meeting of Directors, no Director shall have a second or casting vote in addition to his or her original vote.

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4.5	The officers of the Corporation shall be as follows:

	(a)	Will – Chief Executive Officer

	(b)	Jodi – President

	(c)	Lori Glauser – Chief Operating Officer

	(d)	Rod Szarka- Vice-President

4.6	Any Director or any other person entitled to attend a meeting of Directors may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

4.7	Any matter recorded in the minutes of a meeting of the Shareholders of the Corporation as having been approved or agreed upon by resolution or otherwise shall be deemed, for the purposes hereof, to have been consented to by a Shareholder only if the consent of such Shareholder shall have been indicated in writing whether by endorsement of such minutes or otherwise.

4.8	The accountants of the Corporation shall be such accountants as the Shareholders shall appoint from time to time and such accountants shall, at the fiscal year end of the Corporation and at such other times as they may be reasonably requested by any of the Shareholders, examine the books and accounts of the Corporation and for such purposes they shall have access to all books of account, records and all vouchers, cheques, papers and documents of or which may relate to the Corporation, including those of the Shareholders to the extent to which such books, records, vouchers, cheques, papers and documents relate to the Corporation. The parties agree that the fiscal year end of the Corporation shall be July 31.

ARTICLE V FUNDAMENTAL CHANGES

5.1	No action by the Corporation shall be taken on any of the following matters without the unanimous consent of Shareholders of the Corporation having the right to vote on the matter:

	(a)	any amendments to the Articles or By-Laws;

	(b)	any sale, transfer or other disposal of all or a substantial part of the assets and undertaking of the Corporation, or any acquisition or disposition by the Corporation of any property having a value in excess of $1.0 million, unless otherwise indicated in the Annual Business Plan;

	(c)	the issue or transfer of Shares or any obligations, charges, debts or other instruments convertible into Shares or involving rights to vote;

	(d)	the winding up, dissolution or termination of the Corporation;

	(e)	any material change in the undertaking of any business or operation by the Corporation, or any transaction out of the ordinary course of business of the Corporation;

	(f)	the redemption or repurchase of any Shares by the Corporation other than as provided for herein;

	(g)	purchasing, leasing as an agent, acquiring, selling or disposing of any real property (including any leasehold interest therein) or other material assets having a value in excess of $1.0 million, unless otherwise indicated in the Annual Business Plan;

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(h)	transferring, assigning, charging, selling or in any other manner encumbering or disposing of the interest of any of the Shareholders hereto as a creditor of the Corporation with respect to shareholder’s loans;

(i)	the making of capital expenditures which, either alone or in conjunction with other capital expenditures in any given financial year of the Corporation, exceed in the aggregate $1.0 million, unless otherwise indicated in the Annual Business Plan; or

(j)	any new borrowing by the Corporation, which alone (i.e. excluding past or future borrowing), exceeds $100,000, unless otherwise indicated in the Annual Business Plan;;

(k)	any deviation, in a material way, from the Annual Business Plan; or

(l)	change the accountants or auditors of the Corporation,;

(m)	amend or vary the Annual Business Plan as approved by the Board in accordance with Section 3.5;

(n)	approve the declaration, payment or setting aside for payment of any dividend, the distribution of any surplus earnings or the return of capital to any Shareholder;

(o)	guarantee third party obligations;

(p)	list or quote any Shares on any stock exchange;

(q)	complete any initial public offering;

(r)	change the size of the Board or the structure thereof, other than as contemplated in this Agreement;

(s)	create any Subsidiary, transfer any of the material assets of the Corporation to such Subsidiary or issue any securities of any such Subsidiary;

(t)	take any of the above actions with respect to any Subsidiary; or

(u)	enter into any agreement to do any of the foregoing.

5.2	The Directors of the Corporation shall, if applicable, act in accordance with the terms of Section 5.1.

ARTICLE VI GENERAL RESTRICTIONS ON TRANSFER OF

SHARES; MANDATED SALE

6.1	All of the Shareholders and Directors shall be deemed to have consented to any transfer by sale, gift, bequest or otherwise, or encumber by pledge, assignment, mortgage, charge or otherwise, or otherwise dispose of or cease to be the holder of (the foregoing being collectively referred to in this Article as “transfer”) of Shares made in accordance with this Agreement and to have waived any restriction on transfer contained in the Articles or Bylaws in order to give effect to such transfer.

6.2	Except as provided in this Agreement, no Shareholder shall transfer any of the Shares of which it is at any time the registered or beneficial owner.

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6.3	In the case of any permitted transfer to any person other than another Shareholder or to the Corporation, no such transfer shall be made, shall be effective or shall be registered on the books of the Corporation until the proposed transferee becomes a Shareholder party to this Agreement (and, if a corporate Shareholder, its Principal also becomes a party to this Agreement) by executing a counterpart of this Agreement and such other instruments as counsel for the Corporation shall advise.

6.4	If any Shareholder who is an individual (a “Related Transferor”) shall request the other Shareholders to permit the transfer of any Shares held by the Related Transferor to (i) a member of the immediate family of the Related Transferor, (ii) a trust all the beneficiaries of whom are members of the immediate family of the Related Transferor, or (iii) a company owned and controlled by the Related Transferor alone or together with member of the immediate family of the Related Transferor (the persons described in (i), (ii) and (iii) being herein referred to as “Related Transferees”) the other Shareholders shall not unreasonably withhold or delay giving such consent to the proposed transfer as may be required under the applicable provisions of the Articles and of this Agreement. No such transfer from a Related Transferor to a Related Transferee shall be made, shall be effective or shall be registered on the books of the Corporation until the Related Transferee becomes a Shareholder party to this Agreement by executing a counterpart of this Agreement and such other instruments as counsel for the Corporation shall advise, and the Related Transferee has executed and delivered such instruments as shall be advised by counsel for the Corporation as necessary to vest in the Related Transferor, in a legally effective manner, absolute discretion to vote for and on behalf of the Related Transferee at all meetings of Shareholders of the Corporation.

6.5	Upon any transferee of Shares becoming a Shareholder party to this Agreement, such transferee shall, with respect to the Shares acquired and held by such transferee, have the same rights and obligations under this Agreement as the transferor of such Shares had under this Agreement with respect to such Shares, and any reference in this Agreement to the transferring party shall be deemed to be a reference to and including the transferee party.

6.6	If any Shareholder is a body corporate, then control of such Shareholder may not be changed, directly or indirectly, whether by operation of law or otherwise, without the prior written consent of the other Shareholders. If such prior consent is not obtained, and control of a corporate Shareholder changes as aforesaid, then such Shareholder shall be deemed to be a “Retiring Party” for the purposes of Section 7.1 hereof. Notwithstanding the foregoing, each Principal is entitled to transfer all or any part of its securities in the Shareholder of which it is a Principal to a Permitted Entity. A Principal must give prior written notice to the Corporation and the other Shareholders of any such transfer. No proposed transfer of securities in a Shareholder to a Permitted Entity is effective until the Permitted Entity complies with section 6.3.

6.7	Notwithstanding any other provision of this Agreement other than Section 6.3, each Shareholder that is a corporation or trust will be entitled, after giving notice to the other Shareholders and to the Corporation, to sell or transfer all, but not less than all, of the Shares beneficially owned by such Shareholder to the individual controlling such Shareholder or a Permitted Entity in respect of such Shareholder.

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ARTICLE VII RESIGNATION, TERMINATION TOTAL DISABILITY, BANKRUPTCY,

ETC.

7.1	In the event a Shareholder, or the Principal of a Shareholder, as the case may be:

(a)	meets the requirements of Total Disability; or

(b)	is declared bankrupt, makes an assignment for the benefit of creditors, or has a receiving order made against it; or

(c)	has taken steps to voluntarily dissolve or wind-up, or a court of competent jurisdiction requires it to be wound-up; or

(d)	is deemed a “Retiring Party” pursuant to Section 6.6; or

(e)	becomes subject to an order under any family law legislation or any successor legislation thereto or under the matrimonial laws of any jurisdiction requiring its Shares be transferred, charged, encumbered, attached, seized or sold; or

(f)	is in breach of or in default under any of the provisions of this Agreement for greater than thirty (30) days after having received written notice of same from the Corporation; or

(g)	if convicted of an offense pursuant to the Criminal Code of Canada; or

(h)	is an employee of its employer, whose employment is terminated for cause; the affected Shareholder shall be deemed a “Retiring Party”.

7.2	In circumstances where either of Sections 7.1(a) or (b) apply, the Shareholders other than the Retiring Party (in this Section the “Other Shareholders”) shall have the option, to purchase for cancellation all (but not less than all) of the Shares owned by the Retiring Party, which option shall be exercised by giving written notice to the Retiring Party or his/her Personal Representative and by the other Shareholders within ninety (90) days of the said event, for a price and in the manner calculated and set forth in Sections 7.3 through 7.5 hereof. In circumstances where any of Sections 7.1(c) to (h) apply, the Corporation shall have the option to purchase for cancellation all (but not less than all) of the Shares owned by the Retiring Party, which option shall be exercised by giving written notice to the Retiring Party or his/her Personal Representative and by the other Shareholders within ninety (90) days of the said event, for a price and in the manner calculated and set forth in Sections 7.3 through 7.5 hereof. If either any relevant Other Shareholder or the Corporation fails to exercise the option described above in this Section 7.2 within ninety (90) days of the said event then the option will lapse.

7.3	The purchase price for any Shares to be purchased pursuant to the provisions of this Article VII shall be equal to the fair market value of such Shares at the date that written notice is given by the relevant Other Shareholder or the Corporation (hereinafter referred to as the “Purchaser”) of its intention to purchase the Shares of the Retiring Party, multiplied by the appropriate discount factor, if applicable, as set forth in Schedule “D”. The fair market value of the Shares shall be determined by the Shareholders, in writing, on an annual basis following the completion of the year-end financial statements. In the event that the Shareholders cannot agree on the de of fair market value, the Shareholders will agree on an independent third party valuator who will make the assessment. Any dispute under this provision is to be resolved pursuant to the provisions in Article XIII herein.

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7.4	In arriving at the fair market value determination, the Shareholders and/or the valuator shall:

	(a)	be given such access to and copies of such documents as they shall request;

	(b)	determine the fair market value per share of the Shares as of the appropriate date without premium for control or discount for minority;

	(c)	refer to and use as a guideline the valuation, if any, last determined pursuant to the provisions of this Article VII;

	(d)	consider any additional factors relevant and material to the matter; and

	(e)	consult with, as necessary and appropriate, such accounting and/or financial advisors as is necessary.

The valuation determined by the Shareholders in accordance with this Article VII shall be binding upon all of the parties hereto.

7.5	Unless other terms of sale are agreed to by the parties to the sale, the terms of any sale under this Article VII shall be as follows:

	(a)	a minimum of ten (10%) percent of the total purchase price shall be paid at the time of closing by certified cheque, solicitors trust transfer or any other means acceptable to the parties against delivery of the relevant share certificates duly endorsed in blank with signatures guaranteed;

	(b)	the Purchaser shall execute and deliver to the Retiring Party a promissory note in an amount equal to the unpaid balance of the purchase price at the time of closing, and the unpaid balance, if any, from time to time outstanding of the purchase price shall bear interest from the time of closing at a rate per annum equal to the prime lending rate charged by the TD Bank plus one (1%) percent, and such principal and interest shall be paid in one hundred twenty (120) equal monthly consecutive installments commencing one (1) month from the time of closing;

	(c)	default of any payment of principal or interest shall, at the option of the holder of the promissory note, cause the entire balance thereof to mature, provided that the Purchaser may prepay the same in whole or in part, in reverse order of maturity, without notice of bonus payments;

	(d)	the closing shall be at 10:00 o’clock a.m. at the registered office of the Corporation on the ninetieth (90th) day following the event causing one of the Shareholders to become a Retiring Party;

	(e)	on closing, the Retiring Party, if applicable, shall tender his or her resignation(s) or the resignation(s) of his or her nominee(s) from the Board of Directors and as officer(s) of the Corporation; and

	(f)	if the Retiring Party refuses or neglects to complete the sale for any reason, the Purchaser shall have the right, upon payment of the purchase price to the credit of the Retiring Party in any chartered bank in the City of Edmonton for and on behalf of and in the name of the Retiring Party or his or her nominee or nominees, to execute and deliver such transfers, resignations and other documents as may be necessary or desirable in order to complete the transaction, and to that end the Retiring Party hereby irrevocably constitutes the Purchaser his or her true and lawful attorney to complete the transaction and execute on behalf of the Retiring Party every document necessary or desirable in that behalf.

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ARTICLE VIII DEATH OF A SHAREHOLDER OR PRINCIPAL

8.1	Upon the death of any Shareholder or Principal, as the case may be, the Corporation shall proceed immediately to collect the proceeds of the policy or policies of insurance maintained in accordance with Article XI hereof on the life of the deceased Shareholder or Principal, as the case may be, payable to the Corporation.

8.2	Subject to the terms of this Agreement, within ninety (90) days after the death of a Shareholder or Principal, as the case may be (the “Deceased Shareholder”), the Personal Representative of the Deceased Shareholder shall have the option to transfer to the Corporation and, where the Personal Representative has exercised that option, the Corporation shall have the obligation to repurchase or redeem the affected Shareholder’s Shares as described in this Article VIII.

8.3	Subject to the terms of this Agreement, within sixty (60) days after the death of a Deceased Shareholder, the Corporation shall have the option to purchase or redeem and, where the Corporation has exercised that option, the Personal Representative of the Deceased Shareholder shall have the obligation to sell the affected Shareholder’s Shares as described in this Article VIII.

8.4	At the time of purchase, the estate of the Deceased Shareholder shall deliver to the Corporation the Share Certificates representing the affected Shareholder’s Shares, endorsed for transfer free and clear of all liens, charges and encumbrances, and also such other documents including government releases and certificates that may be necessary to transfer the Shares to the Corporation.

8.5	The price to be paid for the Shares (the “Purchase Price”), shall be the fair market value per Share as at the date of death of the Deceased Shareholder (as determined in accordance with Sections 7.3 and 7.4 hereof), multiplied by the number of Shares of the Corporation held by the affected Shareholder (or the Personal Representative).

8.6	The Purchase Price shall be satisfied by the Corporation as follows:

(a)	as to an amount equal to the aggregate of the insurance proceeds received by the Corporation on the policy or policies of insurance on the life of the Deceased Shareholder, by certified cheque on closing against delivery of the relevant share certificates duly endorsed in blank with signatures guaranteed;

(b)	as to the balance of the Purchase Price, if any, in accordance with the provisions of Sections 7.5(b) and 7.5(f) mutatis mutandis, except (i) that the unpaid balance from time to time outstanding shall bear interest from the time of closing at a rate per annum equal to the prime lending rate charged by the TD Bank plus one (1%) percent, and (ii) default by the Corporation in payment of principal or interest must continue for a period of thirty (30) days before the acceleration option set out in Section 7.5(c) is triggered.

8.7	If, for the purposes of the Income Tax Act (Canada), (hereinafter called the “ITA”), the capital dividend account of the Corporation (the “CDA”) is equal to or greater than the amount of the deemed dividend which, for the purposes of the ITA, will arise on the purchase by the Corporation of the Shares held by the affected Shareholder, the Corporation shall take such steps and make such elections as may be necessary to treat such dividend as a capital dividend for the purposes of the ITA. If the CDA is less than the amount of the deemed dividend referred to above, the Corporation shall purchase the Shares in stages and make such elections and take such other appropriate steps as may be necessary to ensure that, to the extent possible, the estate of the affected Shareholder, as the case may be, is deemed, for the purposes of the ITA, to have received a capital dividend equal to the full amount of the CDA.

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ARTICLE IX RIGHT OF FIRST REFUSAL

9.1	If any Shareholder (the “Offeror”) receives a bona fide written offer (a “Third Party Offer”) from any person dealing at arm’s length with the Offeror to purchase any Shares that the Offeror beneficially owns (the “Offered Shares”), which Third Party Offer is acceptable to the Offeror, the Offeror must give notice of the Third Party Offer (the “Notice”) to the Corporation and to the Shareholders other than the Offeror (the Shareholders other than the Offeror are defined as the “Offerees”). The Third Party Offer must be an offer to purchase only Shares and no other assets. The Notice must contain a copy of the Third Party Offer, disclose the identity of the person making the Third Party Offer and provide evidence sufficient to establish that such person has the power and capacity, including financial ability, to complete the purchase of the Offered Shares and that the conditions set out in Article VI will be satisfied. Upon the Notice being given, the Offerees will have the right to purchase any or all of the Offered Shares at the same price and upon the same terms and conditions as are contained in the Third Party Offer.

9.2	The Offerees will be entitled to purchase the Offered Shares pro rata based upon the number of Shares beneficially owned by the Offerees at the date the Notice was given or in such other proportion as the Offerees may agree in writing. Each Offeree who desires to purchase any or all of the Offered Shares that such Offeree is entitled to purchase in accordance with the provisions of this Section 9.2 will give notice of such desire to the Offeror, to the Corporation and to the other Offerees within 10 Business Days of having been given the Notice.

9.3	If any Offeree does not give notice as provided in Section 9.2 or provides such notice but indicates therein that it wishes to purchase less than such Offeree’s pro rata share of the Offered Shares, the Offered Shares that such Offeree had been entitled to purchase but not so purchased (the “Rejected Shares”) may instead be purchased by the Offerees who did give such notice pro rata based upon the number of Shares beneficially owned by such Offerees at the date the Notice was given or in such other proportion as such Offerees may agree in writing, and, within five Business Days of the expiry of the 10 Business Day period specified in Section 9.1, each Offeree who desires to purchase any or all of the Rejected Shares that such Offeree is entitled to purchase in accordance with the provisions of this Section 9.3 will give an additional notice to the Offeror, to the Corporation and to the other Offerees. If any Offeree entitled to give the additional notice does not do so or provides such notice but indicates therein that it wishes to purchase less than such Offeree’s pro rata share of the Rejected Shares, the Rejected Shares that such Offeree had been entitled to purchase but were not so purchased may instead be purchased by the Offerees who did give such additional notice, pro rata based upon the number of Shares beneficially owned by such Offerees at the date the Notice was given or in such other proportion as such Offerees may agree in writing, and so on from time to time until the Offerees are willing to purchase all the Offered Shares or until they are not willing to purchase any more.

9.4	If the Offerees are willing to purchase any or all of the Offered Shares, such transaction of purchase and sale will be completed in accordance with the terms set out in the Third Party Offer by delivery of such Offered Shares by the Offeror with good title, free and clear of all liens, charges, encumbrances and any other rights of others, against payment by certified cheque, bank draft or wire transfer by the Offerees. If, at the time of completion, any Offered Shares are subject to any lien, charge, encumbrance or other right of others, the Offerees will be entitled to deduct from the purchase money to be paid to the Offeror the amount required to discharge all such liens, charges, encumbrances or other rights of others and will apply such amount to the repayment, on behalf of the Offeror, of the obligations secured thereby.

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9.5	If the Offeror defaults in transferring the Offered Shares to the Offerees as provided in this Section 9.5, the Corporation is authorized and directed to receive the purchase money and thereupon to record the transfer of the Offered Shares, to enter the names of the Offerees in the registers of the Corporation as the holders of the Shares purchased by them, and to cause to be issued to the Offerees share certificates for the Offered Shares in the names of such Offerees. The Corporation will hold the purchase money received by it in trust on behalf of the Offeror and will not commingle the purchase money with the Corporation’s assets, except that any interest thereon will be for the account of the Corporation. The receipt by the Corporation of the purchase money will be a good discharge to the Offerees and, after their names have been entered in the registers of the Corporation, the transaction of purchase and sale will be deemed completed at the price and on the other terms and conditions contemplated herein and the Offerees will for all purposes own the Offered Shares purchased by them. Upon such registration, the Offeror will cease to have any right to or in respect of the Offered Shares except the right to receive, without interest, the purchase money received by the Corporation upon surrender of any certificates that previously represented the Offered Shares.

9.6	If, after the application of Section 9.3, all of the Offered Shares have not been accepted for purchase by the Shareholders, the Corporation will be entitled to purchase the remaining Offered Shares in accordance with Sections 9.1 to 9.5 as if it were the only Offeree, mutatis mutandis.

9.7	If, after the application of Section 9.6, all of the Offered Shares have not been accepted for purchase by the Shareholders or the Corporation, the rights of the Shareholders and the Corporation to purchase the remainder of the Offered Shares will terminate and, subject to Article VI, the Offeror may sell the Offered Shares that have not been accepted for purchase by the Shareholders or the Corporation to the person who made the Third Party Offer within four months after the later of the expiry of the last of the 10 Business Day period specified in Section 9.1 and the last of the five Business Day periods specified in Section 9.2 only with the specific approval of such sale by the Corporation. Any such sale must be at a price not less than the purchase price contained in the Third Party Offer and on other terms no more favourable to such third party than those contained in the Third Party Offer. If the Offered Shares are not sold within such four month period on such terms, the rights of the Corporation and the Shareholders other than the Offeror pursuant to this Section 9 will again take effect.

9.8	If the Offeror is entitled to sell any Offered Shares to the person who made the Third Party Offer following compliance with this Section 9, the Offeror will be entitled to provide such financial information and documents of the Corporation to the person who made the Third Party Offer as would be reasonable in the circumstances, provided that the person who made the Third Party Offer enters into a confidentiality agreement with the Corporation in form and substance acceptable to the Board.

ARTICLE X SECURITY FOR PURCHASE OF SHARES

10.1	As security for the unpaid balance, if any, of the purchase price with respect to a purchase and sale of Shares pursuant to this Agreement, the purchasing Shareholder shall pledge the said Shares being the subject matter of such purchase and sale (hereinafter called the “Pledged Shares”) to and in favour of the disposing Shareholder, free and clear of any lien, charge or encumbrance of whatsoever nature.

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10.2	The certificates evidencing the Pledged Shares shall be endorsed in blank by the purchasing Shareholder with signature guaranteed at the time of closing and shall be delivered to the solicitors for the Corporation, or to such other persons as the parties hereto may agree (hereinafter called the “Trustee”) to be held in trust as provided herein, together with a certified copy of a resolution of the Board of Directors consenting to the transfer of the said Shares to the disposing Shareholder pursuant to the provisions of this Article XI. Subject as herein provided, the Trustee shall hold the certificates evidencing the Pledged Shares until the purchase price therefor has been paid in full, at which time and upon proof thereof being furnished to the Trustee in the form of a receipt signed by the disposing Shareholder and an affirmative statement of payment signed by the purchasing Shareholder (acting promptly, reasonably and in good faith), the Trustee shall deliver the said certificates to the purchasing Shareholder.

10.3	If at any time and from time to time during the period that the purchase price remains outstanding:

(a)	any of the said Shares are subdivided, consolidated, changed or reclassified; or

(b)	the Corporation is reorganized or amalgamated with another company or any other event occurs which results in the substitution or exchange of any of the Shares for, or the conversion of any of the said Shares into, other securities;

the Corporation, forthwith after the occurrence of any such event shall substitute for the Pledged Shares the resulting shares or other securities. In connection with this, share certificates or other evidence of ownership of such resulting shares or other securities in transferable form with signatures guaranteed shall be forthwith deposited with the Trustee against receipt of the said share certificates.

10.4	Until such time as the security hereby constituted shall become enforceable, the purchasing Shareholder shall be entitled to and may exercise all voting and other rights attached to the Pledged Shares.

10.5	While any part of the purchase price of any Shares sold pursuant to this Agreement by the disposing Shareholder is unpaid, the purchasing Shareholder, insofar as it is permitted by law to do so, covenants and agrees hereby that it will not vote in favour of nor suffer the Corporation to do any of the following, namely:

(a)	to allot or issue stock, bonds or other corporate securities;

(b)	to incur any obligations or liabilities, (absolute or contingent), except if incurred under contracts or agreements entered into in the ordinary course of business of the Corporation;

(c)	to purchase or redeem any Shares in the capital stock of the Corporation;

(d)	to mortgage, pledge or subject to lien, charge or any other encumbrance any assets, tangible or intangible, of the Corporation except in the ordinary course of business;

(e)	to sell or transfer any assets, cancel any debts or claims or transact any business except in each case in the ordinary course of the business of the Corporation;

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(f)	to knowingly permit any extraordinary losses or waive any rights of substantial value to the Corporation;

(g)	to enter into any agreement other than in the ordinary course of business of the Corporation including, but not limited to, agreements regarding increases in salaries, bonuses, payments, stock options or deferred compensation, provided that increments may be paid to the purchasing Shareholder, by way of increased salary or compensation in an amount which shall not exceed ten (10%) percent of its previous year’s aggregate consideration;

(h)	to grant options, warrants or other rights to acquire Shares of the capital stock of the Corporation;

(i)	to re-organize the capital structure of the Corporation; or

(j)	to merge, consolidate, amalgamate or sell the business assets or undertakings of the Corporation;

unless the disposing Shareholder is supplied with evidence satisfactory to it that any amounts owing to it under this Agreement will be paid in full at the time of closing upon completion of the foregoing events.

10.6	(a)	In the event that the purchasing Shareholder defaults in payment of the purchase price or the interest thereon or upon the breach of any of the covenants set forth in Section 10.5 hereof, the disposing Shareholder may give notice thereof to the Trustee who shall forthwith give notice to the purchasing Shareholder of such default or breach. If payment of the amount owing by the purchasing Shareholder to the disposing Shareholder is not made or such breach is not cured by the purchasing Shareholder within forty five (45) days of receiving notice thereof from the Trustee, the balance of the moneys then remaining unpaid on account of the purchase price shall immediately become due and payable. If the purchasing Shareholder fails to pay the balance of the moneys remaining unpaid within thirty (30) days following such balance becoming due and payable as aforesaid, the disposing Shareholder shall have the right to realize upon the said Shares by way of a sale thereof as herein provided or, if the purchasing Shareholder has not paid at least seventy five (75%) percent of the purchase price therefor, the disposing Shareholder shall alternatively have the right to take delivery of the certificates evidencing the Pledged Shares from the Trustee as herein provided and continue to hold and own the same as if such Shares had never been sold by it and the provisions of this Agreement shall continue to govern the rights of the Shareholders with respect to the disposition of their Shares.

	(b)	If less than seventy five (75%) percent of the purchase price for the Pledged Shares has been paid by the purchasing Shareholder, the disposing Shareholder shall notify the Trustee within thirty (30) days of the expiry of the aforesaid forty five (45) days notice period as to whether it intends to realize upon the Pledged Shares by way of a sale thereof or intends to hold same. In the event that the disposing Shareholder fails to give such notice, it shall be deemed to have elected to hold and own the Pledged Shares. The disposing Shareholder shall take delivery of the Pledged Shares for its own account, in full and complete satisfaction of any claims that it may have against the purchasing Shareholder with respect to the unpaid balance of the purchase price for the Pledged Shares and will not pursue any other remedies available according to law. If, however, the disposing Shareholder elects to sell the said Shares as provided herein, such action shall not be deemed to exclude any other remedy which may be available to it at law to recover the moneys and interest thereon due to it under this Agreement.

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10.7	If the disposing Shareholder elects to realize upon the Pledged Shares by way of a sale, the following provisions shall apply:

	(a)	any such sale shall be on the best terms which, after making reasonable effort, the disposing Shareholder is able to obtain; provided, however, that the purchasing Shareholder shall be given the opportunity to obtain an offer for the purchase of the Pledged Shares and if a bona fide offer is obtained by the purchasing Shareholder which provides for better terms, including the payment of the purchase moneys in full by cash or certified cheque, then the offer obtained by the purchasing Shareholder shall be used for such realization;

	(b)	the disposing Shareholder may, at its option, purchase the said Shares on the same terms and conditions as the best offer obtained by either the purchasing or disposing Shareholder as provided above; and

	(c)	after deducting from the proceeds of any such sale reasonable allowance for all costs, charges and expenses reasonably incurred by the disposing Shareholder in connection therewith, the residue of the moneys arising from such sale shall be applied on account of or in payment of the balance of the moneys and accrued interest thereon then remaining unpaid on account of the purchase price and if any surplus remains the same shall be paid forthwith to the purchasing Shareholder.

ARTICLE XI INSURANCE

11.1	The Corporation may maintain in full force and effect until the death of any Shareholder (or, if a corporate Shareholder, a Principal), or until the prior sale of all the Shares held by any Shareholder, life insurance coverage on each of such parties in a face amount equal to the estimated fair market value of the Shares held by each Shareholder, under which coverage the Corporation will be the named beneficiary. For purposes of this Article XI only, in determining the estimated fair market value of the Shares held by each Shareholder, the Corporation will be valued either by using the estimated fair market value of the net assets of the Corporation or by an earnings multiple based on normalized income. For purposes of this Article XI only, in calculating the fair market value of the Shares, the party making such valuation shall not take into account any of the insurance proceeds payable on the death of the Deceased Shareholder (or Principal).

11.2	Upon the death of any Shareholder (or Principal), the Corporation shall apply the proceeds received under the insurance coverage described in Section 11.1 in accordance with the provisions of Article VIII. Any proceeds received by the Corporation from the said insurance in excess of the amount required by the provisions of Article VIII shall be retained by the Corporation.

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11.3	Upon the termination of this Agreement for any reason, whether in whole or as it may apply to a particular party hereto, the Corporation shall forthwith offer to assign, transfer and set over to the party in respect of whom this Agreement has been terminated, (hereinafter referred to as the “Terminating Party”), the right, title and interest of the Corporation in and to the insurance policy or policies, insuring the life of the Terminating Party for a price equal to the aggregate of the cash surrender value, if any, and of any accumulated dividends or other distribution on such insurance policy or policies, plus the unused portion of the last premium paid thereon as determined by the insurer, or the sum of One ($1.00) Dollar, whichever is the greater as of a date immediately prior to the termination of this Agreement vis-a-vis the Terminating Party. Upon payment of such price by the Terminating Party to the Corporation, the Corporation shall forthwith assign, transfer and set over unto the Terminating Party all such rights, title and interest in and to the said insurance policy or policies and shall deliver the same to the Terminating Party. Should the Terminating Party not decide within a period of sixty (60) days from the date of the aforesaid offer by the Corporation to acquire the said insurance policy or policies, the said offer shall lapse and be null and void and the Corporation shall forthwith surrender the policy or policies to the insurer for the cash surrender value thereof together with the amount of any accumulated dividends or other distribution thereon, which when received shall be retained by the Corporation.

ARTICLE XII CONFIDENTIALITY, NON-COMPETITION

AND NON-SOLICITATION

12.1	(a)	It is essential to the success of the Corporation that the business and affairs of the Corporation be kept in the strictest confidence. During the term of this Agreement, each Shareholder and Principal shall keep all information pertaining to or concerning the Corporation (other than as hereinafter provided) in the strictest confidence and not use any such information or disclose any such information other than for legitimate business purposes in connection with the Corporation. In the event of the termination of this Agreement, each party hereto, and in the event a Shareholder ceases to be a Shareholder, such Shareholder and its Principal shall keep all information pertaining to or concerning the Corporation (other than as hereinafter provided) in the strictest confidence and not use any such information. Notwithstanding any of the foregoing, any Shareholder or Principal may disclose any such information

	(i)	to an Affiliate or Associate (as defined below) of the party where it is necessary for the purposes of the Corporation that such Affiliate or Associate receive the information and provided that the recipient Affiliate or Associate enters into an agreement with the Corporation under which such Affiliate or Associate agrees not to use such information for any purpose other than those of the Corporation and to be bound by the provisions of this Section 12.1(a);

	(ii)	to a governmental or other authority to which the disclosure is required by law and where there is no reasonable means to avoid such disclosure;

	(iii)	to a court determining the rights of the parties under this Agreement.

	(iv)	if it becomes generally known in the industry to which the business of the Corporation is related other than through a breach of this Agreement;

	(v)	if it is lawfully obtained from a third party without breach of this Agreement by the Party; or

	(vi)	if it is reasonably required to be disclosed by a Shareholder to protect its interests in connection with any proposed transfer of Shares that is pursuant or subject to this Agreement.

(b)	The terms “Affiliate” and “Associate” as used in this Article XIII shall have the respective meanings ascribed thereto in the Act.

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12.2	(a)	Each Shareholder and Principal covenants and agrees with each other party hereto that until the expiry of two (2) years from the date upon which the affected Shareholder ceases to be a Shareholder, it, he or she will not and will use its, his or her best efforts to ensure that any Affiliate or Associate of such Shareholder does not, either alone or in partnership or in conjunction with any persons, as principal, employee, agent, shareholder or in any manner whatsoever (i), carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit its, his or her name or any part thereof to be used or employed by any person who supplies or provides services to any client or customer of the Corporation or is otherwise engaged in or concerned with or interested in any business activity similar to the Business or competitive with that carried on by the Corporation at the time such Shareholder ceased to be a Shareholder, within the Province of Alberta; or (ii) engage in soliciting any customer, clients, suppliers or strategic partners of the Corporation relating to the supply and service of the same or similar services as Corporation in order to direct or attempt to direct such customers, clients, suppliers or strategic partners away from the Corporation, or (iii) engage in obtaining or attempting to obtain the withdrawal from the Corporation of any employees of the Corporation.

	(b)	The restrictions in Section 12.2(a) are acknowledged by each Shareholder and Principal to be separate, distinct and severable covenants and to be reasonable and valid and all defences to the strict enforcement thereof by each other party hereto are hereby waived by each Shareholder and Principal to the fullest extent permitted by law.

12.3

Nothing in Section 12.2(a) shall operate to prevent a Shareholder or Principal or the Corporation or an Affiliate or Associate of any of them from owning in the aggregate not more than five (5%) percent of the outstanding shares of any corporation engaged in or concerned with or interested in any business activity similar to or competitive with that carried on by the Corporation, the shares of which are listed for trading on any stock exchange or which trade on the over-the-counter market, provided that such shareholding does not constitute de facto control of such corporation.

ARTICLE XIII ARBITRATION

13.1	Except with respect to a determination of fair market value, as contemplated in Section 7.3, which shall not be subject to arbitration, in the event that any the disagreement arises between any of the parties hereto with reference to this Agreement or any matter arising hereunder and upon which the parties cannot agree (other than a matter governed by the provisions of Article VII hereof), then every such disagreement shall be referred to arbitration pursuant to the provisions of the Arbitration Act (Alberta) and in accordance with the provisions of this Article XIII.

13.2	Any dispute not resolved by the parties within fifteen (15) days of reference to the other may be referred to arbitration by any party at any time thereafter. Disputes referred to arbitration will be governed by the following:

(a)	the party desiring arbitration will notify the other parties of such desire and the parties will attempt to agree, within five (5) business days, on a single arbitrator who will be named to resolve the dispute. If the parties are unable to agree, if there are only two parties involved in the dispute, each of those parties shall chose an arbitrator and the two (2) arbitrators shall jointly chose a third arbitrator within five (5) business days of their appointment. If there are three (3) or more parties involved in the dispute, there shall be three (3) arbitrators, one of whom shall be chosen by each of the three (3) Shareholders involved in the dispute holding the most Shares in the Corporation within five (5) business days;

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(b)	the arbitration will take place in Edmonton, Alberta;

(c)	the decision of the arbitrator(s) will be final and binding on the parties to the arbitration and no appeal will be taken from any determination unless the determination contains an error of law, which results in a determination which is patently unreasonable;

(d)	each of the parties will co-operate with the arbitrator(s) and, subject to the doctrine of privilege, will provide the arbitrator(s) with all information in its possession or under its control necessary or relevant to the matter being determined. The parties will use their reasonable best efforts to cause any arbitration hearing that may be held hereunder to be completed as soon as practicable;

(e)	the arbitrator(s) will be required to make an award as soon as possible, and if at all practicable, within ten (10) business days after the conclusion of the arbitration hearing. The arbitrator(s) may determine all questions of law and jurisdiction including questions as to whether the dispute is arbitrable, and has the right to grant permanent and interim relief or injunctive relief or other forms of equitable relief, and will have the discretion to award costs including reasonable legal fees, interest and costs of the arbitration;

(f)	except as modified herein, the provisions of the Arbitration Act (Alberta) as amended from time to time, will govern any arbitration conducted under this Section;

(g)	the arbitrator(s), to the extent permitted by law, may order the reinstatement of any Shareholder as an employee of the Corporation; and

(h)	judgment upon an award, including any interim award, rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof.

13.3	Except where clearly prevented by the nature of the matter in dispute, the affected parties agree to continue performing their respective obligations under the Agreement applicable while the dispute is being resolved or arbitrated unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement.

13.4	Nothing in the dispute resolution process will prevent an affected party from applying for or obtaining any interim, interlocutory or preliminary injunctive or declaratory relief or from bringing any claim for contribution or indemnity in the same Court in which a suit against the party is brought by any third person.

13.5	The parties hereto covenant that they will not apply nor will they have any right to apply by any means to any court to challenge any decision of the arbitrator on a matter properly before the arbitrator.

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ARTICLE XIV PIGGYBACK RIGHT OF MINORITY AND DRAG

ALONG OBLIGATION OF MAJORITY

14.1	Piggy-Back Right.

	(a)	If, at any time, holders of at least fifty (50%) percent of the Shares on a fully diluted basis (in this Section 14.1, the “Majority Shareholders”) obtain from any person (in this Section 15.1 a “Third Party”) a bona fide offer (a “Sell-Down Offer”) to purchase all of the issued and outstanding Shares and Shareholder’s loans held by the Majority Shareholders and if the Majority Shareholders wish to accept the Sell-Down Offer, the Majority Shareholders shall first comply with the provisions of Article IX. Further, and after having complied with Article IX, the Majority Shareholders shall obtain from the Third Party a bona fide irrevocable offer addressed to the other Shareholders (in this Section 15.1, the “Other Shareholders”) containing terms and conditions identical (except as contemplated in this Section 14.1) to those contained in the Sell-Down Offer to purchase all of the issued and outstanding Shares held by the Other Shareholders (the “Piggy-Back Offer”). The Piggy-Back Offer shall provide that the purchase of the issued and outstanding Shares and Shareholder’s loans of the Other Shareholders is conditional on the purchase of issued and outstanding Shares and Shareholder’s loans held by the Majority Shareholders. The Majority Shareholders shall deliver the Piggy-Back Offer to each Other Shareholder, together with a copy of the Sell-Down Offer.

	(b)	The Other Shareholders shall have the right, exercisable by notice given to the Majority Shareholders (as agent for and on behalf of the Third Party) within ten (10) days after the deemed receipt of the Piggy-Back Offer either to accept the Piggy-Back Offer or to reject the Piggy-Back Offer. Any Other Shareholder that fails to give that notice shall be deemed to have rejected the Piggy-Back Offer.

	(c)	On the closing date set out in the Sell-Down Offer and the Piggy-Back Offer in circumstances where both the Sell Down Offer and the Piggy Back Offer have been accepted by the Majority Shareholders and the Other Shareholders, respectively:

(i)	each Other Shareholder shall sell to the Third Party the Shares and Shareholder’s loan described in the Piggy-Back Offer;

(ii)	the Majority Shareholders shall sell to the Third Party under the Sell-Down Offer the Shares and Shareholder’s loans described in that offer; and

(iii)	the Majority Shareholders and its shareholders shall represent and warrant that none of the Majority Shareholders, its shareholders and their respective Affiliates (which, as used in this Article XIV, shall have the meaning ascribed thereto in the Act) have entered into any collateral agreement, commitment or understanding with the offeror of the Sell-Down Offer that has the effect of providing the Majority Shareholders or any of its shareholders or their respective Affiliates with consideration that is not identical to the consideration, if any, payable to the Other Shareholders pursuant to the Piggy-Back Offer.

(d)	Where the Piggy-Back Offer is not accepted by the Other Shareholders, the Majority Shareholders shall be entitled to accept the Sell-Down Offer only with the specific approval of such sale by the Corporation.

(e)	If the purchase and sale under the Sell-Down Offer and Piggy-Back Offer is not completed within ninety (90) days after the Piggy-Back Offer is delivered to the Other Shareholders, the provisions of Section 14.1 shall again apply to any proposed sale of Shares and Shareholder’s Loans by the Majority Shareholders and so on from time to time, provided that the Majority Shareholders shall not be entitled to deliver a Piggy-Back Offer from the date that it has delivered a Piggy-Back Offer to the Other Shareholders until the date that is one hundred and eighty (180) days thereafter.

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ARTICLE XV GENERAL

15.1	Each of the parties severally agrees to indemnify each of the other parties hereto against, and reimburse each of the other parties for, any and all liabilities which such other party or parties may incur or become subject to and amounts which such other party or parties may pay or be required to pay which are in excess of the proportionate share of the liabilities and obligations of the parties under the terms of this Agreement, provided that nothing in this Section 16.1 shall in any way be deemed to or shall require any party to incur any liability or provide any funds other than as may be expressly provided for in any other provisions of this Agreement.

15.2	No consent or waiver, expressed or implied, by any party hereto of any breach or default by any other party hereto in the performance of his/her/its obligations hereunder shall be deemed to be construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by the first mentioned party of his/her/its rights hereunder.

15.3	The parties acknowledge that they are governed by the Act and have entered into this Agreement in accordance with Section 146 of the Act. In the event of any conflict between the provisions of this Agreement and the Articles or By-laws, the provisions of this Agreement shall govern to the extent of any inconsistency. All of the Shareholders agree to vote or cause to be voted its Shares so as to cause the Articles or By-laws, or both, as the case may be, to be amended to resolve any such conflict in favour of the provisions of this Agreement.

15.4	The Corporation by its execution hereof hereby acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with the Shareholders that it will at all times during the continuance hereof be governed by this Agreement in carrying out its business and affairs and accordingly, shall give or cause to be given such notices, execute or cause to be executed such deeds, transfers and documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or conducive to the carrying out of the terms hereof. This Agreement shall continue to be effective notwithstanding the sale of Shares by a Shareholder howsoever, and this Agreement shall be binding upon the remaining Shareholders so long as there are at least two Shareholders.

15.5	The provisions of this Agreement relating to Shares of the Corporation owned by the Shareholders shall apply mutatis mutandis to any Shares or securities into which such Shares may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated, to any Shares or securities that are received by the Shareholders hereto or securities of the Corporation or of any successor or continuing company or corporation to the Corporation that may be received by the Shareholders hereto on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

15.6	Any provisions of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof.

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15.7	The Shareholders and Principals agree to sign all such documents and do all such things as may be necessary or desirable (including causing his/her/its shares to be voted, whether at a meeting of Shareholders or by way of resolution in writing) to more completely and effectively carry out the terms and intentions of this Agreement and to cause the Corporation to act in the manner contemplated by this Agreement.

15.8	Each Shareholder represents and warrants to the other parties:

	(a)	if it is a corporation, that it has been duly incorporated and is validly subsisting as a corporation in good standing under the laws of its jurisdiction of incorporation and is duly licensed and qualified in all jurisdictions wherein the nature of its assets or the business transacted by it makes such licensing or qualification necessary or, if it is an individual, that he or she is of the full age of majority and has all requisite legal capacity and competence to execute and deliver this Agreement and to observe and perform his or her covenants and obligations hereunder;

	(b)	if it is a corporation, that is has the corporate power to own its assets, carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

	(c)	that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms;

	(d)	that the execution, delivery and performance of this Agreement will not violate any provisions of any indenture, agreement or other instrument to which it is a party or by which it is bound or be in conflict with, result in a breach of, or constitute a default under any such indenture, agreement or other instrument or result in the creation or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of its property or assets;

	(e)	that there are no suits or proceedings pending, or to its knowledge threatened, in any court or before any regulatory commission, board or other administrative governmental agency against or affecting it which will have a material adverse effect on its financial condition or business; and

	(f)	that all the foregoing representations and warranties shall be deemed to be continuing.

15.9

Any and all written notice or written communication given or required to be given to a party hereunder may be delivered, or, provided postal service shall not be interrupted or threatened with interruption, mailed by registered mail, and shall be deemed:

(a)	in the case of delivery to such party to have been duly given when the same is personally delivered to the party if an individual or to an officer of the party if the party is a corporation;

(b)	if addressed to such party at its address set forth in the records of the Corporation, and in the case of the Corporation at its registered office address, in the case of dispatch by registered mail, to have been duly given at 5:00 o’clock in the afternoon (local time of the sender) on the 10th day after the same was deposited with the post office.

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15.10	Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party a partner of, or a member of a joint venture or joint enterprise with, any other party to this Agreement in the conduct of any business or otherwise.

15.11	Time shall be of the essence of this Agreement.

15.12	This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and shall not be modified, amended or assigned except with the consent in writing of the parties hereto. A consent to any assignment required hereunder may be arbitrarily or unreasonably withheld until the proposed assignee executes and delivers such documents as, in the opinion of the legal counsel of the Corporation, are necessary to oblige himself or itself hereunder.

15.13	This Agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and, subject to Article XV hereof, the courts of such Province shall have exclusive jurisdiction to ascertain any action in connection with this Agreement.

15.14	If at the time of any sale of Shares as contemplated in this Agreement:

(a)	there are any loans outstanding from the Corporation to the selling Shareholder(s) and/or their Principals or vice versa, such loans shall be paid; and

(b)	there are any securities or covenants lodged by the selling Shareholder(s) or their Principals with any person or institution or any personal guarantees given by the Selling Shareholder(s) or their or Principal(s) to secure any indebtedness, liability or obligation of the Corporation, the remaining parties to this Agreement shall use commercially reasonable efforts to have the selling Shareholder(s) and any Principal(s) released therefrom. If, notwithstanding such efforts, the releases as aforesaid are not obtained, the remaining parties shall deliver to the Selling Shareholder(s) and their Principal(s) their indemnity in writing indemnifying the Selling Shareholder(s) and their Principal(s) from any and all liabilities thereunder.

15.15	In this Agreement, wherever the singular and masculine are used, they shall be construed as if the plural or the feminine or the neuter had been used, where the context or the party or parties so requires, and the rest of the sentence shall be construed as if the grammatical and terminological changes thereby rendered necessary had been made.

15.16	This Agreement may be signed in paper form, by facsimile signature or by electronic signature. It may also be signed in one or more counterparts and, once signed, can be delivered personally, by facsimile or by email of the signing page in Adobe Portable Document Format (pdf). All electronic signatures shall be considered binding on the signature thereto.

15.17	This Agreement may be executed by the parties in counterparts and when all parties have executed at least as many counterparts as there are parties, all of such counterparts shall be deemed to be originals and all such counterparts taken together shall constitute one and the same agreement.

15.18	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their Personal Representatives, successors and permitted assigns and any reference to a right or an obligation of a party hereto shall be deemed to include a reference to such Personal Representatives, successors and permitted assigns to the extent that the context requires.

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15.19	The Parties confirm that they accept that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

15.20	Each of the parties hereto represents and warrants to the other parties hereto and acknowledges and agrees that: (a) it/he has read this Agreement, is aware of the contents, and understands them; (b) it/he has had an opportunity to consider this Agreement and obtain independent professional advice, including without limitation, legal advice and any advice relating to any potential accounting and/or tax liability before signing the Agreement; (c) in executing this Agreement it/he has not relied upon anything told or promised to him by any Person, except as contained herein; (d) it/he has satisfied himself of all facts and matters pertaining to the subject matter of, and he has taken independent legal, accounting and/or tax advice and counsel concerning the subject matter hereof and acknowledges that he is not relying or receiving any legal, accounting or tax advice from the other parties hereto and/or their respective professional advisors; and (e) it/he was not prevented nor discouraged by the other parties hereto from seeking independent legal, accounting, tax and/or any other professional advisor’s advice prior to the execution and delivery of this Agreement and agrees that failure to obtain independent legal, accounting, tax or any other professional advisor’s advice shall not be used by it/him as a defense to the enforcement of his or her obligations under this Agreement.

15.21	Each party hereto acknowledges that such party has been represented by counsel or has been strongly encouraged to obtain separate counsel in connection with this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived.

15.22	NOTE: THIS AGREEMENT HAS BEEN PREPARED BY THE LAW FIRM OF DENTONS CANADA LLP ACTING IN THEIR CAPACITY AS SOLICITORS FOR THE CORPORATION. EACH SHAREHOLDER SHOULD RECOGNIZE THAT THESE SOLICITORS ARE UNABLE TO GIVE THEM INDEPENDENT LEGAL ADVICE ON THIS AGREEMENT AND EACH SHAREHOLDER SHOULD ALSO RECOGNIZE THAT THEIR INDIVIDUAL INTERESTS MAY BE DIFFERENT FROM THE INTERESTS OF ONE OR MORE OF THE OTHER SHAREHOLDERS. EACH SHAREHOLDER IS ENCOURAGED TO OBTAIN INDEPENDENT LEGAL ADVICE ON THIS AGREEMENT OR ANY OTHER RELATED MATTER OF CONCERN TO THEM.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date and year first above written.

EVIO CANADA INC.

Per:
William Waldrop
Chief Executive Officer

KEYSTONE LABS INC.

Per:
Jodi McDonald
President

Witness	JODI McDONALD

Witness	DARREN McDONALD

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SCHEDULE “A”

COUNTERPART

The undersigned was issued                          Class Shares in the capital stock of Keystone Labs Inc. (the “Corporation”) on                               (the “Counterpart Execution Date”)

This document constitutes a counterpart signature page for the Unanimous Shareholder Agreement dated effective April 1, 2018 among EVIO Canada Inc., Jodi McDonald, Darren McDonald, Keystone Labs Inc. and “Those persons who have executed this Agreement or who have otherwise become bound to this Agreement,” which currently includes                                     (the “USA”)

Further to Sections 15.4 and 15.16 of the Unanimous Shareholders Agreement, the undersigned is executing a counterpart hereof for the purposes of becoming a party to the Unanimous Shareholders Agreement and acknowledges having received a copy of the Unanimous Shareholders Agreement. Upon execution and delivery of this counterpart, the undersigned shall be a Shareholder, as that term is defined in the Unanimous Shareholders Agreement, for all purposes of the Unanimous Shareholders Agreement.

Dated for reference as of the Counterpart Execution Date.

 ______________________________________________

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SCHEDULE “B”

SHAREHOLDER	PRINCIPAL

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SCHEDULE “C”

NAME OF THE SUBSEQUENT SHAREHOLDER	SHAREHOLDINGS (CLASS AND AMOUNT)

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SCHEDULE “D”

SUMMARY OF DETERMINATION OF PAYMENTS IN RESPECT OF TRIGGERING EVENTS

TRIGGER EVENT	TRIGGERING EVENT PURCHASE PRICE
Death of an Individual Shareholder or Principal	Fair Market Value
Termination with Cause	75% of Fair Market Value
Termination without Cause	Fair Market Value
Section 7.1(a): Total Disability of an Individual Shareholder or Principal	Fair Market Value
Section 7.1(b): Is declared bankrupt, makes an assignment for the benefit of creditors or has a receiving order made against it	15% of Fair Market Value
Section 7.1(c): Has taken steps to voluntarily dissolve or wind-up or a court of competent jurisdiction requires it to be wound-up	80% of Fair Market Value
Section 7.1(d): Is deemed a “Retiring Party” pursuant to Section 6.6	Fair Market Value

Section 7.1(e): Becomes subject to an order under any family law legislation or any successor legislation thereto or under the matrimonial laws of any jurisdiction requiring its Shares be transferred, charged, encumbered, attached, seized or sold

80% of Fair Market Value
Section 7.1(f): Is in breach of or in default under any of the provisions of this Agreement for greater than thirty (30) days after having received written notice of same from the Corporation	65% of Fair Market Value
Section 7.1(g): If convicted of an offense pursuant to the Criminal Code of Canada	65% of Fair Market Value
Section 7.1(h): Is an employee whose employment is terminated for cause	75% of Fair Market Value

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EXHIBIT “D”

Form of Employment Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the ● day of April, 2018.

BETWEEN:

KEYSTONE LABS INC., a corporation incorporated under the laws of the Province of Alberta

(the “Corporation”)

-and-

JODI MCDONALD, an individual residing in the City of Edmonton, in the Province of Alberta

(the “Executive”).

RECITALS:

A.	It is a condition of closing of the share purchase agreement dated April ●, 2018 among the Corporation, EVIO Canada Inc., the Executive and Darren McDonald (the “Share Purchase Agreement”), that the Executive enter into an employment agreement pursuant to which the Executive shall continue to serve as the President of the Corporation.

B.	The Corporation wishes to employ the Executive as President and the Executive wishes to be employed by the Corporation.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein (the receipt and sufficiency of which are acknowledged by the parties), it is hereby agreed as follows.

ARTICLE 1

COMMENCEMENT AND TERM OF EMPLOYMENT

1.01	Term. This Agreement shall take effect on the ● day of April, 2018 (the “Effective Date”) and shall be effective for an indefinite term unless terminated earlier pursuant this Agreement.

ARTICLE 2

ASSIGNMENT

2.01	Position. The Executive shall be employed by the Corporation as President.

2.02	Duties. The Executive shall fulfill the normal responsibilities, duties and authorities associated with the positions of President, as may be assigned by the Board of Directors of the Corporation (the “Board”) from time to time. Unless otherwise agreed by the parties, the Executive shall perform her duties in the Corporation’s office in Edmonton, Alberta; however, the Executive will travel on behalf of the Corporation when required.

2.03	Loyal and Conscientious Performance. During her employment with the Corporation, the Executive shall devote her full energies, interests, abilities and productive time to the proper and efficient performance of her duties under this Agreement. The foregoing shall not preclude the Executive from engaging in civic, charitable or religious activities which will not present any direct conflict of interest with the Corporation or affect the performance of the Executive’s duties hereunder.

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2.04	No Contractual Obligations. The Executive represents and warrants that she is under no contractual obligations with any former employer or other third party that would preclude or restrict in any manner her employment with the Corporation. The Executive further represents and warrants that she shall not at any time disclose to the Corporation confidential information in respect of any former employer or other third party, and the Executive confirms and acknowledges that she has been expressly advised by the Corporation to refrain from disclosing any such information under any circumstances whatsoever.

2.05	Compliance with Policies and Procedures. The Executive shall comply with the Corporation’s lawful policies and procedures, as they exist from time to time (including any code of ethics or business conduct).

ARTICLE 3

REMUNERATION

3.01	Salary. The Corporation shall pay the Executive during the first year of the term of this Agreement an annual base salary of $110,000 per year, less applicable deductions and withholdings (the “Salary”). The Corporation shall pay the Executive during the second year of the term of this Agreement an annual base salary of $120,000 per year, less applicable deductions and withholdings. During the third year of the term, the Executive’s Salary shall be determined by a compensation committee of the Corporation to be established following the Effective Date. An increase is not guaranteed but rather is at the sole discretion of the Corporation’s compensation committee. The Salary shall be payable in accordance with the Corporation’s payroll policy, if any, as amended from time to time.

3.02	Vacation. The Executive shall be entitled to six (6) weeks’ vacation per calendar year, the timing of which shall be agreed upon by the parties. Any vacation not taken during a calendar year shall not be carried over to the following year, subject to the minimum vacation accrual entitlement prescribed by applicable legislation. All vacation taken shall first be applied against the employment standards minimum entitlement. Such vacations may be taken only at such times as the Executive and the Corporation may from time to time reasonably determine having regard to the operations of the Corporation; and provided further that such vacations may be taken only within the year of entitlement thereto and may not be accumulated from year to year. If the Executive’s employment is terminated pursuant to Article 9 hereof, the Executive will not be entitled to receive any payment in lieu of any vacation in excess of vacation accrued up to the date of his termination.

3.03	Benefits. The Executive will be eligible to participate in the Company’s group benefits insurance, if and when they become available, in accordance with the terms and conditions of the plan, if any, as may be amended from time to time.

3.04	Business Expenses. The Corporation shall reimburse the Executive for all reasonable and customary business expenses (including for all authorized travel and out-of-pocket expenses) that the Executive incurs in performing her employment services and that are incurred and accounted for in accordance with the Corporation’s policies and procedures. The Executive shall furnish any statements, receipts, invoices and other documentation that the Corporation may reasonably require in order to process such reimbursements.

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ARTICLE 4

CONFIDENTIALITY AND NON-DISCLOSURE OBLIGATIONS

4.01	Definitions. In this Agreement the following terms have the following meanings:

(a)

“Confidential Information” means all information, data, documents, agreements, files and other materials in whatever form (including, without limitation, in written, oral, visual or electronic form), which is disclosed or otherwise furnished by the Corporation to the Executive in the course of the Executive’s employment, whether or not such information is marked confidential, that relates directly or indirectly to the Corporation’s business, clients, customers, products, services, affairs, finances and trade secrets, including, without limitation:

		(i)	information concerning the Corporation’s and its customers’, suppliers’ and other third parties’, past, present and future business affairs including, without limitation, finances, supplier information, services, customer information, products, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies

		(ii)	all or any portion of analysis, notations, plans, compilations, reports, forecasts, studies, samples, statistics, summaries, interpretations and other documents created, developed, prepared, received, obtained, or generated or derived from such information, data, documents, agreements, files or other materials by the Executive in connection with the Executive’s employment; and

		(iii)	other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b)

“Copies” means copies or records of any Confidential Information in whatever form including without limitation, notations, extracts, analysis, studies, plans, compilations or any other way of representing, recording or recalling information which contains, reflects, or is derived or generated from Confidential Information.

4.02

The Executive shall only use the Confidential Information or Copies for the purpose of the Executive’s employment and, without prejudice to the duties of confidentiality owed by the Executive at common law, the Executive shall not directly or indirectly, without the written authorization of the Corporation, either during the employment or at any time after termination of the employment, howsoever arising:

	(a)	use any Confidential Information or make or use any Copies for the Executive own benefit or purposes, or for the benefit or purposes of any other person, company or organization whatsoever; or

	(b)	disclose any Confidential Information or Copies to any person, company or other organization whatsoever.

4.03

The restrictions in Section 4.02 above do not apply to any Confidential Information which is or becomes generally available to and known by the public, other than as a result of the Executive’s unauthorized disclosure or material breach of this Agreement, or which was already in the Executive’s possession or available to the Executive on a non-confidential basis before her employment commenced.

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4.04	The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:

	(a)	keep the Confidential Information and Copies strictly confidential;

	(b)	use the Executive’s best endeavours to prevent the use or communication of any Confidential Information by any person, company or organization (except for the purpose of the employment or as authorized in writing by the Corporation); and

	(c)	inform the Corporation immediately on becoming aware or suspecting that any such person, company or organization improperly knows or has used any Confidential Information or Copies.

4.05

If, either during or after the Executive’s employment, the Executive is compelled or required to disclose any Confidential Information by law or court order or pursuant to any requirement, request or process of any legal, regulatory or governmental authority, the Executive shall give the Corporation prompt prior written notice of such requirement, request or process so that the Corporation may seek an appropriate protective order or other remedy, and the Executive shall cooperate with the Corporation to obtain such protective order or other remedy.

4.06

Except for one copy of this Agreement, any Confidential Information, written or electronic in the possession of the Executive shall be returned to the Corporation on such date that the Executive employment with the Corporation ceases.

ARTICLE 5

PROPRIETARY RIGHTS

5.01	The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Corporation and that the Confidential Information is and will remain the exclusive property of the Corporation.

5.02	The Executive further acknowledges that all Confidential Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, drawings, maps, treatments, methods, formulae, research, innovations, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others, during the course of the Executive’s employment with the Corporation or relating to the business of the Corporation, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of the Corporation (collectively, the “Assets”), and any and all services and products which embody, emulate or employ any such Assets will be the sole property of the Corporation and all copyrights, patents, patent rights, trademarks, service marks, trade secrets, industrial designs/design patents and reproduction rights to, and other proprietary rights in such Assets, whether or not patentable or copyrightable, will belong exclusively to the Corporation. The Executive hereby assigns and agrees to assign all of the Executive’s rights, title and interest in the Assets, to the Corporation or its nominee. For purposes of the Canadian Copyright Act, to the extent, if any, that such laws are applicable to any such Assets, it will be considered a work made in the course of employment and the Corporation will be considered the author thereof. The Executive hereby waives for the benefit of the Corporation and its successors and assigns any and all moral rights in respect of any Assets.

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5.03	The Executive agrees to provide any further assurances, undertakings and information as may be reasonably required by the Corporation to give effect to an assignment of rights to Assets and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents as may be required for such an assignment.

5.04	The Executive represents and warrants that the Executive has not and will not, to the best of the Executive’s knowledge and belief, use or cause to be incorporated into any of the Executive’s work product with the Corporation any data, software, information, designs, techniques or know-how which the Executive or the Corporation does not have the right to use, including the confidential or proprietary information of the Executive’s prior employers.

ARTICLE 6

NON-COMPETITION AND NON-SOLICITATION

6.01	Definitions. In this Agreement, the following terms have the following meanings:

	(a)	“Business” means the business carried on by the Corporation as at the Effective Date, consisting of analytical and microbiological testing services for pharmaceutical, biotechnology, medical device, nutraceutical, medical cannabis and related industries, but excluding production, processing and packaging services.

	(b)	“Customer” means a customer of the Corporation at the date of the termination of the Executive’s employment that the Executive serviced or managed on behalf of the Corporation at any time within the 12 months preceding the termination of the Executive’s employment and that is a customer of the Corporation at the time of any direct or indirect post-termination solicitation by the Executive.

	(c)	“employee of the Corporation” means an employee who is employed by the Corporation at the date of the termination of the Executive’s employment or any time during the 12 month period prior to the date of the termination of the Executive’s employment and at the time of the attempted or actual recruitment, solicitation or inducement.

	(d)	“Geographic Area” means the geographic area of the Province of Alberta.

	(e)	“Prospective Customer” means a potential customer that the Executive pursued or contacted or was negotiating with on behalf of the Corporation for the purpose of the Business, at any time within the 12 months preceding the termination of the Executive’s employment, and with whom the Corporation has not ceased such pursuit, contact or negotiations as of the date of the termination of the Executive’s employment, and as of the date of the Executive’s direct or indirect post-termination solicitation.

	(f)	“Supplier” means a supplier, independent contractor or dependent contractor who is contracted with the Corporation to supply goods or services at the date of the termination of the Executive’s employment or at any time during the 12 month period prior to the date of the termination of the Executive’s employment and at the time of the attempted or actual recruitment, solicitation or inducement.

6.02

The Executive agrees and understands that the employees of the Corporation are an integral part of the Corporation’s Business and it is necessary to afford fair protection to the Corporation from the loss of any of its employees.

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6.03	The Executive understands and agrees that during the Executive’s employment the Executive will be encouraged to maintain close contact and a close working relationship with the Corporation’s Customers and will gain a knowledge of the Corporation’s Customers which could injure the Corporation if such knowledge was made available to a competitor or used for a competitive purpose.

6.04	Non-Solicitation of Employees and Suppliers. The Executive agrees that during the Executive’s employment and for twelve (12) months after termination of the Executive’s employment for any reason, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or on the behalf of any other person, firm or business identity, recruit, solicit, persuade or otherwise induce or attempt to recruit, solicit, persuade or induce any Supplier or any person who is an employee of the Corporation to terminate their Supplier contract or contract of employment with the Corporation.

6.05	Non-Solicitation of Customers or Prospective Customers. The Executive agrees that during the Executive’s employment and for 12 months after termination of the Executive’s employment for any reason, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or on the behalf of any other person, firm or business identity, solicit any Customer or Prospective Customer of the Corporation for the purpose of offering products or services that are the same as, substantially similar to or competitive with the Business.

6.06	Non-Competition. The Executive agrees that during the Executive’s employment and for twelve (12) months after termination of the Executive’s employment for any reason, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or on the behalf of any other person, firm or business identity, within the Geographic Area, be engaged in, concerned with or interested in any company or business entity that is engaged in Business competitive to the Corporation.

6.07	This Section shall not be construed so as to restrict the Executive’s right to accept employment with or to engage in any business that is not competitive with the Business of the Corporation.

ARTICLE 7

NON-DISPARAGEMENT

7.01	Non-Disparagement. The Executive covenants and agrees that she shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its respective affiliates or its and their respective products, services or employees (including officers and directors).

ARTICLE 8

REMEDIES

8.01	The Executive acknowledges and agrees that monetary damages may not be a sufficient remedy for any breach by the Executive of the obligations set out in Article 4, Article 5, Article 6 and Article 7 of this Agreement, and that in addition to all other remedies available at law, the Corporation shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach.

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ARTICLE 9

TERMINATION

9.01	Termination by the Corporation for Cause. The Corporation may terminate this Agreement and the Executive’s employment without payment of any compensation either by way of anticipated earnings or damages of any kind at any time for cause in accordance with the laws of the Province of Alberta.

9.02	Termination Upon Death of the Executive. If the Executive’s employment terminates as a result of the Executive’s death, the Executive’s estate shall be entitled to the Executive’s base Salary and vacation pay accrued as of the time of the Executive’s death, and any other minimum entitlements that may be owing under applicable employment standards legislation.

9.03	Voluntary Resignation. In the event the Executive wishes to resign her employment voluntarily, she shall provide at least sixty (60) days’ notice in writing to the Corporation. The Corporation may waive such notice in whole or in part, in which case the Executive’s base Salary will be continued for the duration of the resignation notice period only, and her benefits will be continued only as minimally required by applicable employment standards legislation. The Corporation shall have no other obligations to the Executive whatsoever.

9.04	Termination by the Employer Without Cause. If the Executive’s employment is terminated by the Corporation without cause for any reason other than death or frustration of contract, then the Corporation shall be required to provide the Executive with the following:

(a)	all accrued but unpaid Salary and vacation pay accrued to the date of termination, along with payment for any outstanding expenses as of the date of termination;

(b)	the minimum amount of vacation pay and benefits continuation, if any, to which the Executive may be entitled under applicable employment standards legislation; and

(c)	either of: (i) during the period from the Effective Date until the second anniversary of the Effective Date, the greater of twelve (12) months’ base Salary, less applicable deductions, and the minimum applicable notice and severance pay, if any, required by Alberta’s Employment Standards Code; and (ii) on and after the second anniversary of the Effective Date, the greater of six (6) months’ base Salary, less applicable deductions, and the minimum applicable notice and severance pay, if any, required by Alberta’s Employment Standards Code.

In no case will the Executive receive less than her minimum entitlements under applicable employment standards legislation.

These termination provisions will continue to apply throughout the Executive’s employment notwithstanding any changes to the Executive’s compensation, title, duties, or responsibilities.

9.05	Release. In exchange for the payments and benefits set out in Section 9.04, the Executive shall execute a full and final release in favour of the Corporation. If the Executive does not sign a full and final release, the Executive shall receive only the Executive’s minimum entitlements under applicable employment standards legislation.

9.06	Return of Property. The Executive shall return to the Corporation any company property, documents, and computer disks, whether in original form or as copies, that are the Corporation’s property or in any way related to the Business and that are under the Executive’s direct or indirect control.

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9.07	Intention to Comply with Applicable Employment Legislation. The payments described in this section shall be in full and final satisfaction of all claims the Executive may have against the Corporation arising from the termination or cessation of the Executive’s employment, pursuant to any statutes or the common law. The Executive agrees that, upon the Corporation providing her with such payments and benefits, the Executive shall not be entitled to any further notice, payment in lieu of notice, termination pay, severance pay, damages, costs or compensation in respect of her employment or the termination thereof, whether under statute, common law or contract. If any provision of this section or of this Agreement should fall below the minimum standards prescribed by applicable labour and employment legislation, those minimum standards shall be substituted for and shall completely replace the impugned section.

ARTICLE 10

DIRECTORS AND OFFICERS

10.01	Resignation. If the Executive is a director or officer at the relevant time, the Executive agrees that after termination of her employment with the Corporation she will tender her resignation from any position she may hold as an officer or director of the Corporation or any of its affiliated or associated companies.

10.02	Indemnity. Subject to the provisions of the Business Corporations Act (Alberta), the Corporation agrees to indemnify and save the Executive harmless from and against all demands, claims, costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by her in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Corporation or of any affiliated Corporation, whether before or after any termination if:

(a)	the Executive acted honestly and good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that her conduct was lawful.

ARTICLE 11

GENERAL PROVISIONS

11.01	Headings. The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

11.02	Independent Advice. The Executive confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents. It is further agreed and acknowledged that this Agreement is the result of a negotiation between the parties and the rule of contra proferentem shall not apply to the interpretation of this Agreement.

11.03	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta with respect to any matters arising out of this Agreement.

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11.04	Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employment. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement.

11.05	Severability. If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision, in whole or in part, is deemed to be separate and distinct.

11.06	Amendment. This Agreement may only be amended by a written document signed by each of the parties.

11.07	Successors. This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and her personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Corporation, its successors and assigns.

11.08	Notice. To be effective, a notice must be in writing and delivered (a) personally, either to the individual designated below for that party or to an individual having apparent authority to accept deliveries on behalf of that individual at its address set out below, or (b) by electronic mail to the address or electronic mail address set out opposite the party’s name below or to any other address or electronic mail address for a party as that party from time to time designates to the other parties in the same manner:

in the case of the Executive, to:

5464 Thibault Wynd NW

Edmonton, Alberta

T6R 3P9

Email: jmcdonald@keystonelabs.ca

in the case of the Corporation, to:

5464 Thibault Wynd NW

Edmonton, Alberta

T6R 3P9

Attention: Jodi McDonald

Email: jmcdonald@keystonelabs.ca

11.09	Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

11.10	Currency. All dollar amounts set forth or referred to in this Agreement refer to Canadian currency.

11.11	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form. Parties transmitting by fax or electronically shall also deliver the original counterpart to each other party, but failure to do so does not invalidate this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective as of the Effective Date:

KEYSTONE LABS INC.

By:
Name:
Title:

Witness signature	JODI MCDONALD
Name:
(please print)

Address:

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EXHIBIT “E”

Form of Non-Competition Agreement

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT made as of the ● day of April, 2018 (the “Effective Date”).

B E T W E E N:

KEYSTONE LABS INC., a corporation incorporated under the laws of the Province of Alberta

(hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

JODI MCDONALD, an individual resident in the City of Edmonton, in the Province of Alberta

(hereinafter called “Jodi”)

OF THE SECOND PART

- and -

DARREN MCDONALD, an individual resident in the City of Edmonton, in the Province of Alberta

(hereinafter called “Darren” and, together, with Jodi, the “Vendors”)

OF THE THIRD PART

- and –

EVIO CANADA INC., a corporation existing under the laws of the Federal laws of Canada

(hereinafter called the “Purchaser”)

OF THE FOURTH PART

WHEREAS the Vendors, the Purchaser and the Corporation entered into a share purchase agreement dated April ●, 2018 (the “Purchase Agreement”) pursuant to which, among other things, the Purchaser shall purchase from the Vendors 50% of the issued and outstanding shares in the capital of the Corporation, after giving effect to the Pre-Closing Reorganization (as defined in the Purchase Agreement);

AND WHEREAS the obligations of the Purchaser under the Purchase Agreement are expressly subject to certain conditions set out therein, including the entering into of this Agreement;

AND WHEREAS the Purchaser and the Corporation desire to obtain certain assurances from the Vendors that the Vendors will not enter into competition with the Business (as hereinafter defined);

AND WHEREAS the Purchaser and the Corporation desire to obtain certain assurances from the Vendors that the Vendors will not solicit customers, suppliers or employees of the Business;

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AND WHEREAS the Purchaser and the Corporation desire to obtain certain assurances from the Vendors that the Vendors will not disclose information to the public with respect to the Business considered confidential to the Purchaser and the Corporation;

AND WHEREAS the Vendors have agreed to give the Purchaser and the Corporation such assurances in order to induce the Purchaser to conclude the purchase and sale of the securities of the Corporation (the “Transaction”) contemplated by the Purchase Agreement and this Agreement is being executed and delivered by the parties hereto contemporaneously with the closing of the Transaction.

NOW THEREFORE, in consideration of the Purchaser completing the transactions contemplated under the Purchase Agreement and the covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1. Defined Terms

1.1. All terms defined in the Purchase Agreement and used herein shall have the meaning ascribed to them in the Purchase Agreement unless the contrary is so provided in this Agreement.

“Affiliate” shall have the meaning ascribed thereto by the Business Corporations Act (Ontario) and, for purposes of this Agreement, shall also include any Person “Controlled by”, “Controlling”, or under common “Control” with, another Person;

“Agreement” means this Non-Competition, Non-Solicitation and Confidentiality Agreement among the Purchaser, the Corporation and the Vendors, as same may be amended, supplemented or restated from time to time;

“Business” means, collectively, the business carried on by the Corporation as at the Effective Date, consisting of analytical and microbiological testing services for pharmaceutical, biotechnology, medical device, nutraceutical, medical cannabis and related industries, but for certainty excludes any production, processing or packaging services;

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative; and

“Protected Information” means all information in respect of the Business and includes, but is not limited to, information that is either confidential, not publicly disseminated, or proprietary in nature pertaining to the customers of the Business (including identities of customers and prospective customers, and their respective preferences, businesses or habits), business relationships including those with suppliers and others, products (including prices, costs, markets, sales or content), financial information or measures, business methods, future business plans, data bases, matters of a technical nature including know-how, data, formulae, secret processes and designs, models, operating procedures, knowledge of the organization, and other information owned, developed, used or possessed with respect to the Business but shall exclude all information that becomes available to the Vendors on a non-confidential basis from a source other than the Purchaser or the Corporation or their respective representatives, provided that such source is not bound by a confidentiality agreement with the Purchaser or the Corporation, as applicable, or their respective representatives or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

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2. Confidentiality Agreement

2.1. Subject to Section 2.2, the Vendors agree: (i) to hold all Protected Information in confidence; (ii) that they will not use for their own benefit in connection with the operation of any business which is competitive with the Business, any Protected Information; and (iii) that they will not divulge, disclose or communicate, or authorize anyone to use, divulge or communicate to any individual or entity, in any form or manner whatsoever, any Protected Information (other than to their professional advisors and any Affiliate). The obligations of the Vendors hereunder shall not apply to any information which is, or becomes, information in the public domain through no violation of this Agreement by the Vendors.

2.2. Prior to any unauthorized use or disclosure which is required by law, the Vendors shall give the Purchaser and the Corporation, as applicable, reasonable prior written notice of any disclosure of Protected Information required by law. If requested by the Purchaser or the Corporation, the Vendors shall permit and co-operate with any effort by the Purchaser or the Corporation, as applicable, to obtain a protective order or similar protection for the Purchaser or the Corporation, as applicable. The Purchaser or the Corporation, as applicable, shall reimburse the Vendors for all reasonable costs and expenses, including but not limited to legal fees, incurred by him in assisting the Purchaser or the Corporation, as applicable, to obtain such an order.

3. Restriction Against Competition

3.1. Subject to Section 3.2, during the period ending on the date that is two (2) years following the date that the Vendors (or their permitted transferees) cease to be shareholders of the Corporation and within the Province of Alberta (the “Prohibited Area”), the Vendors shall not, without the prior written consent of the Purchaser (which consent may be unreasonably and arbitrarily withheld at the Purchaser’s sole discretion), directly or indirectly, whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any Person, firm, Affiliate, association, syndicate, company or corporation or any other entity whether as principal, agent, joint venturer, partner, director, officer, employee, employer, consultant, investor, lender, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, shareholder or other equity holder (other than as a shareholder of less than five percent (5%) of the voting equity of an entity offering its securities to the public, and other than as a shareholder of EVIO Inc., no matter what percentage of voting equity held) or in any other manner whatsoever, at any time during the such period, do any of the following:

3.1.1. carry on, engage in, invest in, participate in, operate, become employed by, become a partner of, render advice, technical assistance or any other service whatsoever (whether for compensation or otherwise) to any business which is similar to, competitive with or substantially the same as the Business;

3.1.2. lend money to or guarantee the debts and obligations of any Person or entity engaging in any business which is competitive with the Business;

3.1.3. make use, in any business which is competitive with the Business, of any list of customers or suppliers (including identities of customers and prospective customers and suppliers and prospective suppliers, identities of individual contacts at business entities which are customers or prospective customers or suppliers or prospective suppliers, and their respective preferences, businesses or habits) of the Business; or

3.1.4. procure or assist any Person, firm Affiliate, association, syndicate, company or corporation or any other entity in performing the acts prohibited by this Section 3.

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4. Restriction Against Solicitation

4.1. During the period ending on the date that is three (3) years following the date that the Vendors (or their permitted transferees) cease to be shareholders of the Corporation and within the Prohibited Area, the Vendors shall not, without the prior written consent of the Purchaser (which consent may be unreasonably and arbitrarily withheld at the Purchasers’ sole discretion), directly or indirectly, whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any Person, firm, Affiliate, association, syndicate, company or corporation or any other entity whether as principal, agent, joint venturer, partner, director, officer, employee, employer, consultant, investor, lender, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, shareholder or other equity holder (other than as a shareholder of less than five percent (5%) of the voting equity of an entity offering its securities to the public, and other than as a shareholder of EVIO Inc., no matter what percentage of voting equity held) or in any other manner whatsoever, at any time during the such period, solicit or contact, directly or through others, for the purpose or with the effect of competing or interfering with or harming any part of the Business:

4.1.1. any customer or supplier of the Corporation or any of their respective Affiliates at any time during the last twelve (12) months preceding the date of this Agreement and with whom the Vendors dealt during such period;

4.1.2 any prospect that received or requested a proposal or offer from the Vendors or, as applicable, any of their respective Affiliates at any time during the last twelve (12) months preceding the date of this Agreement and with whom the Vendors dealt during such period;

4.1.3. any known Affiliate of any such customer or supplier or prospect;

4.1.4. any of the individual contacts established by the Corporation, any of its Affiliates or the Vendors or others at the Corporation or its Affiliates subsequent to the date of this Agreement;

4.1.5. any individual who is an employee or independent contractor of the Corporation or any of its Affiliates at the time of the solicitation or contact or who has been an employee or independent contractor within twelve (12) months before such solicitation or contact; or

4.1.6. perform or assist any person in performing any acts prohibited by this Section 4.

5. Non-Violation

5.1. The undersigned may become an employee of or consultant to the Purchaser or the Corporation or their Affiliated companies, whether or not within the Prohibited Area, which shall not be deemed to be a violation of the non-competition and non-solicitation covenants set forth in Sections 3.1 and 4.1 herein.

5.2 The performance by Jodi of the terms and provisions of that certain employment agreement with the Corporation shall be deemed not to violate the terms and provisions of this Agreement. Further, Jodi’s equity holdings in EVIO Inc., as consideration for the purchase of the shares of Keystone Labs Inc. pursuant to the share purchase agreement dated as of the Effective Date, shall be deemed not to violate the terms and provisions of this Agreement.

5. 3 The Vendors’ shareholdings in the Corporation shall be deemed not to violate the terms and provisions of this Agreement.

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6. Acknowledgements of the Vendors

6.1. The Vendors acknowledge that the provisions hereof are reasonable in order to protect the business and proprietary interests of the Purchaser and the Corporation and their Affiliates both as to the duration of time and geographic limitation therein provided, based on the business, plans and prospects of the Purchaser and the Corporation and their Affiliates as at the Effective Date, and the confidential and proprietary information to which the Vendors have had and will have access. In the event that any clause or portion of any covenants in Section 3.1 or Section 4.1 should be unenforceable or declared invalid by a court of competent jurisdiction for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portion shall be severable from the remainder of this Agreement. Notwithstanding the foregoing, in the event that any court of competent jurisdiction shall determine that the time period or the geographical area restrictions hereof are unreasonable, then the covenants in Section 3.1 and Section 4.1 as they relate to such restrictive time period or geographical area shall be automatically amended to incorporate the time period or geographical area which such court determines to be reasonable.

6.2. The Vendors acknowledge that the restrictions and covenants contained in Section 3 and Section 4 hereof shall be construed independently of any other provision of this Agreement, and the existence of any claim or cause of action by the Vendors against the Purchaser or the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Purchaser or the Corporation, as applicable, of the covenants or restrictions hereof provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenants or provisions of this Agreement or the application of any other covenant or provision in respect of each year during which the aforesaid covenants are to continue.

7. Injunctive Relief

7.1. The parties agree that, without prejudice to any and all remedies which may be available to the Purchaser or the Corporation at law or in equity for a breach of the covenants of the Vendors hereunder, the Purchaser or the Corporation, as applicable, shall be entitled to seek injunctive relief, including an interim injunction, in any court of competent jurisdiction, to enforce any of the covenants of the Vendors hereof upon the breach or threatened breach thereof, together with reimbursement for all reasonable legal fees and other expenses incurred in connection therewith.

8. Severability

8.1. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

9. Applicable Law

9.1. This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the Province of Alberta, judicial district of Edmonton and covenants to appear before such courts.

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10. Assignment

10.1. The rights of the Purchaser and the Corporation under this Agreement may not be assigned by the Purchaser or the Corporation, as applicable, other than in connection with any sale of the Business to, and upon such assignment shall enure to the benefit of, any assignee of the Purchaser or the Corporation, as applicable, or to any Person who shall succeed to the Business or any material part thereof. Any assignee of the Purchaser or the Corporation, as applicable, shall covenant and be bound by the terms of this Agreement and the Purchase Agreement, to the extent that they continue to be applicable. This Agreement may not be assigned, in whole or in part, by the Vendors.

11. Successors and Assigns

11.1. The provisions of this Agreement shall enure to the benefit of the Purchaser and the Corporation and their respective successors and assigns and shall be binding upon the Vendors and their respective heirs and legal representatives.

12. No Waiver

12.1. Except as waived in writing by a party hereto, no action taken pursuant to this Agreement or failure to pursue the enforcement of any right pursuant to this Agreement shall be deemed to constitute a waiver by such party of compliance with any covenants or promises contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. Notices

13.1. All notices, requests, demands or other communications (“Notice”) by the terms hereof required or permitted to be given by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered or faxed to such other party as follows:

(a)	to the Vendors at:

5464 Thibault Wynd NW Edmonton, Alberta T6R 3P9

Attention: Jodi McDonald and Darren McDonald Email: jmcdonald@keystonelabs.ca

(b)	to the Purchaser at:

62930 O. B. Riley Rd. Suite 300 Bend, OR 97703

Attention: William Waldrop Email: william@eviolabs.com

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(c)	to the Corporation at:

5464 Thibault Wynd NW Edmonton, Alberta T6R 3P9

Attention: William Waldrop Email: william@eviolabs.com

or at such other addresses or fax numbers as may be given by any of them to the others and such notices, requests, demands, acceptances and other communications shall be deemed to have been received on the next Business Day following the day of delivery or fax; or if mailed, three (3) Business Days after the mailing thereof. In the event of a strike or other disruption of postal service all notices will be forwarded by delivery or fax.

14. Gender and Number

14.1. Words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders, and words importing any particular type of person, including individuals, shall include all persons.

15. Counterparts

15.1. This Agreement may be executed in any number of counterparts (by original or electronic signature), each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

16. Headings

16.1. The headings used in this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17. Entire Agreement

17.1. Except for the Purchase Agreement, the unanimous shareholders agreements and the employment agreement between Jodi and the Corporation dated as of the Effective Date, this Agreement, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day, month and year first above written.

KEYSTONE LABS INC.

Per:
Authorized Signing Officer

I have the authority to bind the Corporation.

EVIO CANADA INC.

Per:
Authorized Signing Officer

I have authority to bind the company.

EVIO INC.

Per:
Authorized Signing Officer

I have the authority to bind the Corporation.

)
)
)
Witness:	)	JODI MCDONALD
)

)
)
)
Witness:	)	DARREN MCDONALD
)

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EXHIBIT “F”

Form of Credit Agreement

LOAN AGREEMENT

THIS AGREEMENT made as of the ● day of ●, 20●.

B E T W E E N:

KEYSTONE LABS INC., a corporation existing under the laws of the Province of Alberta

(hereinafter called the "Borrower")

OF THE FIRST PART

- and -

EVIO, INC., a corporation incorporated under the laws of the State of Colorado

(hereinafter called the "Lender")

OF THE SECOND PART

WHEREAS the Lender has agreed to advance to the Borrower by way of a loan, upon the Borrower’s request(s) from time to time, an amount of up to C$1,000,000 (being hereinafter referred to collectively as the "Indebtedness");

NOW THEREFORE THIS AGREEMENT TO WITNESSETH THAT in consideration of the covenants contained herein, the parties hereto agree as follows:

1. The Indebtedness shall be payable by the Borrower on demand therefore made by the Lender at any time, subject to any postponements the Lender may hereafter agree to in writing with other creditors of the Borrower.

2. The Indebtedness shall be evidenced by a promissory note substantially in the form of Schedule "A" attached hereto. The Indebtedness shall be secured by a general security agreement (“GSA”) to be executed by the Borrower in favour of the Lender, such GSA to charge all of the personal property, assets and undertaking of the Borrower, to be in form and substance satisfactory to the Lender acting reasonably and to be registered on the public record as the Lender, in its absolute discretion, might deem necessary or advisable (including, without limitation, pursuant to the Personal Property Security Act (Alberta)).

3. The Indebtedness shall bear interest at the rate of 8% per annum after demand by the Lender.

4. Any notice required or permitted to be given hereunder may be delivered or sent by prepaid registered mail to the parties hereto as follows:

To the Borrower:	5464 Thibault Wynd NW Edmonton, Alberta T6R 3P9

Attention: Jodi McDonald Email: jmcdonald@keystonelabs.ca'

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To The Lender:	62930 O. B. Riley Rd. Suite 300 Bend, OR 97703

Attention: William Waldrop Email: william@eviolabs.com

Any such notice shall be deemed to have been given, if delivered, on the date of delivery, and if sent by mail, on the third business day following the date of mailing.

5. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and shall in all respects be considered to be an Alberta contract.

6. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto their respective executors, administrators, legal representatives successors and permitted assigns.

7. The Borrower shall from to time to time and at all times hereafter, upon every reasonable request of the Lender, make, do and execute or cause and procure to be made, done and executed all such further acts, deeds or assurances as may be reasonably required by the Lender in furtherance of the provisions hereof, for the purpose of registration or otherwise.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

KEYSTONE LABS INC.

Per:
Authorized Signing Officer

I have the authority to bind the Corporation.

EVIO, INC.

Per:
Authorized Signing Officer

I have authority to bind the company.

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SCHEDULE A

PROMISSORY NOTE

$1,000,000	●, 20●

FOR VALUE RECEIVED, the undersigned acknowledges itself indebted and promises to pay to or to the order of the EVIO, Inc. (the “Lender”) at 62930 O. B. Riley Rd., Suite 300, Bend, OR 97703, or at such other address as directed by the Lender, from time to time, the principal amount of the lesser of (i) ONE MILLION DOLLARS ($1,000,000) and, (ii) the aggregate unpaid principal balance of the indebtedness, as recorded on the attached Exhibit “A”, in lawful money of Canada on demand.

The amount outstanding under this promissory note shall bear interest at a rate of 8% per annum. The interest shall be payable on or before the first day of each month in respect of the immediately preceding calendar month. Unpaid interest shall be added to the principal.

Upon default of any payment of principal or interest, the entire principal amount, plus interest, at the option of the Lender hereof exercisable at any time after default without notice or demand, shall immediately be accelerated and become due and payable.

The undersigned waives demand and presentment for payment, notice of non-payment, protest or notice of protest of this promissory note, and all other formalities whatsoever with respect to this promissory note.

The undersigned authorizes the Lender to record on the reverse of this promissory note or on any attachment to this promissory note all advances, repayments, prepayments and the unpaid principal balance from time to time. The undersigned agrees that in the absence of manifest error the record kept by the Lender on this promissory note or any attachment shall be conclusive evidence of the matters recorded, provided that the failure of the Lender to record or correctly record any amount or date shall not affect the obligation of the undersigned to pay the outstanding amount of this promissory note.

This promissory note shall be governed by and construed in accordance with the laws of the Province of Ontario.

This promissory note shall enure to the benefit of the successors and assigns of the Lender and shall be binding upon the undersigned and its successors and assigns.

DATED as of the ● day of ●, 20●.

KEYSTONE LABS INC.

Per:
Authorized Signing Officer

I have the authority to bind the Corporation.

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EXHIBIT A

REPAYMENTS OF PRINCIPAL

Date	Amount of Indebtedness	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by
●	$●		$●

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EXHIBIT “G”

Form of Purchaser Subscription Agreement

EXHIBIT “H”

Form of Vendors’ Subscription Agreement

SCHEDULE “A”

Disclosure Schedule

(see attached)